UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Contura Energy, Inc.
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CONTURA ENERGY, INC.
340 Martin Luther King, Jr. Blvd.
Bristol, Tennessee 37620
June 12, 2020
Dear Fellow Stockholder:
It is my pleasure to invite you to attend the 2020 annual meeting of stockholders of Contura Energy, Inc. The annual meeting will be held via interactive webcast on Wednesday, July 15, 2020, at 10:00 a.m., Eastern Time. To join the meeting webcast, go to www.VirtualShareholderMeeting.com/CTRA2020 shortly before the meeting time and follow the instructions. Your board of directors and management team look forward to hearing from you at the meeting.
Our original intention was to hold this year’s annual meeting both in person and virtually, but given the ongoing public health issues, we determined that it would be more appropriate to hold the meeting via webcast only.
During the meeting, you will be asked to elect the entire board of directors, to ratify the selection of RSM US LLP as our independent registered public accounting firm for 2020 and to participate in an advisory vote to approve our executive compensation as disclosed in the proxy statement for the meeting. These matters are important, and we urge you to vote in favor of the director nominees, the ratification of the appointment of our independent auditor and our executive compensation. To familiarize yourself with these matters, please review the proxy statement, proxy card and 2019 annual report that accompany this letter.
Regardless of the number of Contura shares that you own, it is important that you vote your shares during the meeting or by proxy. You will find the instructions for voting in the accompanying proxy materials. We appreciate your prompt attention.
We thank you for your ongoing support.
Sincerely,

David J. Stetson
Chairman and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 15, 2020
CONTURA ENERGY, INC.
340 Martin Luther King, Jr. Blvd.
Bristol, Tennessee 37620
To the Stockholders of Contura Energy, Inc.:
NOTICE IS HEREBY GIVEN that Contura Energy, Inc.’s (“Contura” or the “Company”) 2020 annual meeting of stockholders will be held at 10:00 a.m. Eastern time on Wednesday, July 15, 2020 via an interactive webcast (the “Annual Meeting”).
Note that the terms “Contura,” “the Company,” “we,” “our,” “us,” and similar terms refer to Contura Energy, Inc. and its board of directors and management, as appropriate.
At the meeting, we will ask stockholders to consider and vote upon the following matters:
1.	The election of six (6) directors nominated by our board of directors for a term of one year;
2.	Ratification of RSM US LLP (“RSM”) as Contura’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
3.	Advisory approval of the Company’s executive compensation as reported in this proxy statement.
We will also address any other proper business that may arise and we will offer reasonable time for your comments and questions.
The Board of Directors unanimously recommends that you vote “FOR” each of these proposals. The proposals are further described in the proxy statement that accompanies this notice.
Only Contura common stockholders of record at the close of business on May 26, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of that day, there were 18,299,193 common shares outstanding. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Contura’s corporate offices located at 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620.
Your vote is very important. If you are unable to attend the meeting, we urge you to vote by proxy by following the instructions in the accompanying proxy statement and proxy card.
By Order of the Board of Directors,

David Stetson
Chairman and Chief Executive Officer
June 12, 2020

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PROXY STATEMENT

For 2020 Annual Meeting of Stockholders of
Contura Energy, Inc.
To Be Held On
July 15, 2020
The board of directors of Contura Energy, Inc. (“Contura” or the “Company”) is soliciting proxies to be voted on the stockholders’ behalf at the 2020 annual meeting of stockholders (the “Annual Meeting”). This document includes information about the proposals to be voted upon at the Annual Meeting.
Beginning on or about June 12, 2020, the Company expects to make available the notice of the Annual Meeting, this proxy statement (this “Proxy Statement”) and the Company’s 2019 Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2019 (the “2019 Annual Report”) to all stockholders entitled to vote at the Annual Meeting.
ABOUT THE ANNUAL MEETING
Q:	Why have you provided me these materials?
A:
We are providing these materials to you in connection with our Annual Meeting, which will take place on July 15, 2020. Contura’s board of directors is soliciting your “proxy,” which is your authorization for our representatives to vote your shares as you direct. This Proxy Statement and the accompanying notice of the Annual Meeting describe the purposes of the meeting and, along with your proxy card and our 2019 Annual Report, provide the information you need to know to vote at the meeting. Once given, your proxy will be effective for the Annual Meeting and at any adjournment, postponement or continuation of that meeting.

Q:	What is included in these materials?
A:	The materials include:
•	this Proxy Statement, which also includes a letter from our Chairman and Chief Executive Officer and a Notice of Annual Meeting of Stockholders;
•	a proxy card; and
•	our 2019 Annual Report, which includes our audited 2019 financial statements.
Q:	When and where will the Annual Meeting be held?
A:
The Annual Meeting will be held via an interactive webcast on Wednesday, July 15, 2020 at 10:00 a.m. Eastern time. To join the meeting webcast, go to www.VirtualShareholderMeeting.com/CTRA2020 shortly before the meeting time and follow the instructions.

Our original intention was to hold the Annual Meeting both in person and virtually, but given the ongoing public health issues, we determined that it would be more appropriate to hold the meeting via webcast only.

Q:	Who can attend the meeting?
A:
Contura common stockholders of record as of the close of business on May 26, 2020, which our board of directors has determined to be the record date for the Annual Meeting, or their duly appointed proxies, may attend the Annual Meeting. If you were not a stockholder of the Company as of the record date, you will be admitted only if you have a valid legal proxy.

Q:	Who is entitled to vote at the Annual Meeting?
A:
Owners of Contura common stock as of the close of business on May 26, 2020, which our board of directors has determined to be the record date for the Annual Meeting, are entitled to one vote per share owned as of that date. There were 18,299,193 shares outstanding as of May 26, 2020.

Q:	What are the voting rights of holders of Contura common stock?
A:
Each outstanding share of Contura common stock entitles the holder to cast one vote on each matter considered at the Annual Meeting. In the case of election of directors, each share entitles the holder to cast one vote for each position to be filled. Cumulative voting is not permitted.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
Most Contura stockholders hold their shares through a broker, bank, or other nominee (held “beneficially”, or “held in street name”) rather than directly in their own name (“of record”). As summarized below, there are important distinctions between shares held of record and those owned beneficially.

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and a notice was sent directly to you by Contura. As the stockholder of record, you have the right to attend the Annual Meeting and vote your shares during the Annual Meeting.
Beneficial owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other nominee, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in “street name,” and notice of the meeting was sent to you by your nominee. As the beneficial owner, you are invited to attend and vote your shares during the Annual Meeting. See the section below entitled “How can I attend and vote at the Annual Meeting?”
Q:	What items will be voted on at the meeting, and how does the board recommend that I vote?
A:	You will be voting on the following matters:
1.	The election of six (6) directors nominated by our board of directors for a term of one year;
2.	Ratification of RSM US LLP as Contura’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
3.	Advisory approval of the Company’s executive compensation as reported in this Proxy Statement.
The Board of Directors unanimously recommends that you vote “FOR” each of these proposals.
For more information regarding each proposal, see the section of this Proxy Statement entitled “Proposals”.

Q:	How can I attend and vote at the Annual Meeting?
A:
Stockholders of record at the close of business on May 26, 2020 will be able to attend the meeting, vote, and submit questions. The meeting will begin at 10:00 am Eastern time on July 15, 2020. To join the meeting webcast, go to www.VirtualShareholderMeeting.com/CTRA2020 shortly before the meeting time and follow the instructions. To join the meeting, you will need the 15 digit control number that appears on your proxy card.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below under “How can I vote my shares without attending the Annual Meeting?” so that your vote will be counted if you later decide not to attend the meeting.
Q:	How can I vote my shares without attending the Annual Meeting?
A:	Stockholders of record may vote via the internet, by telephone or by mail.
1.
Via the internet. You may vote your shares via the internet by following the instructions on your proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote through the internet by following the instructions provided by your broker, bank or other holder of record.

2.
By telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. If you own your shares in “street name” or in a nominee account, you may place your vote by telephone by following the instructions provided by your broker, bank or other holders of record.

3.
By mail. If you choose to vote by mail, simply mark your voting instructions on the proxy card, and sign and date it and return it in the enclosed prepaid envelope. If you mail your proxy card, we must receive it before the polls close at the meeting.

Q:	How do I revoke my proxy or change my voting instructions?
A:	You may revoke your proxy or change your voting instructions in four ways:
1.
Submit voting instructions again by telephone or the internet. If you are a “street name” stockholder, you must follow instructions found on the voting instruction card provided by your broker or other “street” nominee, or contact your broker or other nominee in order to revoke your previously given proxy.

2.
Submit a new proxy card bearing a later date than the one you wish to revoke. A valid later-dated proxy will automatically revoke any proxy previously submitted by you. If you own your shares in “street name,” because your broker or other “street” nominee is actually the record owner, you must obtain a new proxy card from the broker or other “street” nominee. We must receive your new proxy card before the Annual Meeting begins.

3.
Write to Contura’s Assistant Corporate Secretary, William L. Phillips III, at 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail). Your letter should contain the name in which your shares are registered, your control number, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. Mr. Phillips must receive your letter before the Annual Meeting begins.

4.
Attend the Annual Meeting and vote as described above (or by personal representative with an appropriate proxy). Attendance at the meeting will not by itself revoke a previously granted proxy. To alter your prior instructions, you must vote your shares during the meeting.

Q:	How will proxies be voted if I give my authorization?
A:
The board of directors has selected David J. Stetson, Roger L. Nicholson, and William L. Phillips III, and each of them, to act as proxies with full power of substitution. All properly executed proxy cards delivered by stockholders and not previously revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a properly executed proxy card will be voted “FOR” all proposals.

Q:	Will any other business be presented for a vote at the Annual Meeting?
A:
Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxies will vote upon such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the board of directors if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s Annual Meeting are described in the section entitled “Stockholder Proposals for the 2021 Annual Meeting”.
Q:	What constitutes a quorum?
A:
For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of Contura common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

Q:	What are the voting options and approval requirements for each matter to be voted on?
A:	Delaware law, the New York Stock Exchange’s (“NYSE”) rules and regulations and/or Contura’s certificate of incorporation and bylaws govern the vote requirements applicable to each proposal.
1.
Election of directors. For each nominee, you may vote in favor of that nominee or withhold your vote from that nominee. Each share of common stock may be voted for as many nominees as there are directors to be elected. Nominees will be elected by a plurality of the votes cast at the meeting. Stockholders may not cumulate their votes.

2.
Ratification of RSM’s appointment. You may vote in favor of the proposal, vote against the proposal or abstain from voting. The proposal will pass if approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter.

3.
Advisory approval of executive compensation as reported in this Proxy Statement. You may vote in favor of the proposal, vote against the proposal or abstain from voting. The advisory vote to approve the compensation paid to our named executive officers as reported in this Proxy Statement will pass if approved by a majority of the shares present at the meeting or represented by proxy and entitled to vote on the matter. As an advisory vote, your vote will not be binding on the Company or the board of directors. However, the compensation committee of the board, which is responsible for designing and administering the Company’s executive compensation program, values the opinions of our stockholders. To the extent there is any significant vote against the compensation paid to our named executive officers, the compensation committee will evaluate whether any actions are necessary to address stockholders’ concerns when making future compensation decisions.

The Board of Directors unanimously recommends that you vote “FOR” each of these proposals.

Q:	How will votes be counted?
A:
The inspector of elections appointed by the board of directors for the Annual Meeting will calculate affirmative votes, negative votes, abstentions and broker non-votes, as appropriate. Under Delaware law, abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. An abstention has the same effect as a vote “against” a particular proposal except in the case of Proposal 1 (election of directors), for which abstentions will have no effect on the outcome.

If you own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Under the NYSE rules, brokers or other “street” nominees have authority to vote in their discretion on “routine” matters – such as Proposal 2 (to ratify the appointment of RSM as the independent registered public accounting firm for the fiscal year ending December 31, 2020) if they have not received voting instructions from their clients who are the beneficial owners of such shares at least ten days before the date of the meeting.
When the broker or other “street” nominee does not receive voting instructions from clients with respect to “non-routine” matters, the broker or other “street” nominee may not vote on the matter, resulting in a “broker non-vote.” Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals. A non-routine matter to be considered at the Annual Meeting is Proposal 1.
Q:	Where can I find voting results of the Annual Meeting?
A:
Preliminary voting results will be announced at the Annual Meeting. Preliminary or final voting results will also be published in Contura’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) on or about July 21, 2020. Once it is filed, you may receive a copy of the Current Report through the internet at www.conturaenergy.com/investors or through EDGAR, the SEC’s electronic data system, at www.sec.gov. You may also receive a copy by contacting Contura’s investor relations department at (423) 573-0300, or the SEC at (800) SEC-0330 for the location of its nearest public reference room.

Q:	What happens if a nominee is unable to stand for election?
A:
If a nominee is unable to stand for election, the board of directors may either reduce the number of directors to be elected or select a substitute nominee to stand for election. If a substitute nominee is selected to stand for election, the proxy holders will vote your shares with respect to the substitute nominee in accordance with the voting instructions received for the original nominee unless you change your vote as described above.

Q:	What does it mean if I receive more than one proxy card?
A:	It means that you have multiple accounts at the transfer agent or with stock brokers or other nominees. Please complete and provide your voting instructions for all proxy cards that you receive.
Q:	Who pays the cost of soliciting proxies?
A:
Contura is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the internet, but may also be solicited personally or by mail, telephone, facsimile, or special letter by Contura’s directors, officers, and regular employees for no additional compensation. Contura will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.

ABOUT OUR MANAGEMENT TEAM
Contura is led by David J. Stetson, our chairman and chief executive officer. In addition to Mr. Stetson, whose detailed biography appears in the section entitled “About Our Board of Directors”, the following persons comprise the Company’s management committee.
Charles Andrew Eidson	Chief Financial Officer since July 2016 Age 44

Charles Andrew Eidson (44) has served as Contura’s executive vice president and chief financial officer since July 2016. From May 2019 until July 2019 he also served as interim co-chief executive officer of Contura. He previously served as executive vice president and chief financial officer of Alpha Natural Resources, Inc. prior to its emergence from bankruptcy proceedings in 2016 (“Predecessor Alpha”), a position he held from March 2016. Predecessor Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code on August 3, 2015. Before that Mr. Eidson was Predecessor Alpha’s senior vice president for strategy and business development from 2015 and vice president for mergers and acquisitions from 2014. Prior to joining Predecessor Alpha in July 2010, he held several financial positions across industry sectors, including at PricewaterhouseCoopers LLP, Eastman Chemical Company and Penn Virginia Resource Partners, where he led mergers and acquisitions projects for the coal segment and managed the budgeting and planning process. Mr. Eidson holds a bachelor of science degree, cum laude, in commerce and business administration from the University of Alabama and a master of business administration degree from Milligan College.

Roger L. Nicholson	Executive Vice President, General Counsel and Secretary since December 2019 Age 59

Roger L. Nicholson (59) has served as executive vice president, general counsel and secretary of Contura since December 2019. Prior to joining Contura, he practiced law as a member of Steptoe & Johnson PLLC’s Charleston office from 2015. Mr. Nicholson previously served as senior vice president, secretary and general counsel at International Coal Group, Inc. (“ICG”). Prior to his post at ICG, Mr. Nicholson served as vice president, secretary and general counsel of Massey Energy Company, in various roles in private practice and at Arch Mineral Corporation (now Arch Coal, Inc.). Mr. Nicholson holds a bachelor of arts degree from Georgetown College and earned his juris doctor degree from the University of Kentucky.

Jason E. Whitehead	Executive Vice President and Chief Operating Officer since August 2019 Age 42

Jason E. Whitehead (42) has served as executive vice president and chief operating officer of Contura since August 2019. He was previously chief operating officer and senior vice president – operations for Alpha Natural Resources Holdings, Inc. from July 2016 until November 2018, and as vice president – operations of Predecessor Alpha from November 2012. Mr. Whitehead previously served in operations and operations-support roles, including executive roles, with Predecessor Alpha, Massey Energy Company and numerous other coal companies. He also served as an operations consultant to Contura from December 2018 through April 2019. Mr. Whitehead holds bachelor of science degrees from Bluefield State College in civil engineering technology and architectural engineering technology and a master’s degree in business administration from the University of Charleston.

ABOUT OUR BOARD OF DIRECTORS
OUR DIRECTORS
All of the Company’s directors are elected annually. Each of the current six directors, whose biographies appear below, has been nominated to stand for election at the Annual Meeting to another one-year term. For information about the board committees on which each director serves, please see “Committee Membership”.
Albert E. Ferrara, Jr.	Director since July 2016 Age 71

Albert E. Ferrara, Jr. (71) has served as one of Contura’s directors since July 2016 and is chair of the board’s audit committee. Mr. Ferrara has spent over forty years in the metals and related resource industry. He served in senior executive positions with AK Steel, including senior vice president finance and chief financial officer, from 2003 until his retirement in 2013. Before joining AK Steel, Mr. Ferrara spent thirty years with United States Steel Corporation/USX Corporation in a variety of roles domestically and internationally, including senior vice president - finance and treasurer. He has served since 2014 as a principal of Amelia Metals LLC, a consulting firm specializing in the metals and mining industries. Mr. Ferrara holds a bachelor of science in commerce with distinction and a juris doctor degree, both from the University of Virginia. He has been licensed to practice law in the State of Pennsylvania. For these reasons, Contura believes Mr. Ferrara is qualified to serve as a director.

Daniel J. Geiger	Director since November 2018 Age 70

Daniel J. Geiger (70) has served as one of Contura’s directors since November 2018 and is chair of the board’s safety, health and environmental committee. He previously served on the board of directors of each of ANR, Inc. and Alpha Natural Resources Holdings, Inc. after joining each in February 2018. Mr. Geiger has been a managing member of D.J. Geiger & Co., LLC, a mining consulting firm, since 2010. During his time as a managing member, from 2011 to 2012, Mr. Geiger was also the lead independent director for Lipari Energy, a major coal producer in Eastern Kentucky and a publicly traded company at that time. Prior to those positions, Mr. Geiger was the chief executive officer and chairman for Lexington Coal Company from August 2004 to July 2010. During his tenure at Lexington Coal Company, Mr. Geiger oversaw the reduction of reclamation liabilities and the eventual merger of the company into a subsidiary of a national coal production company. From 1982 to 2004, Mr. Geiger served as vice president, engineering of the James River Coal Company, and has over 35 years of experience in the coal industry. Mr. Geiger earned a bachelor of science degree in civil engineering from Ohio University, and is a registered professional engineer in the states of Kentucky and West Virginia. For these reasons, Contura believes Mr. Geiger is qualified to serve as a director.

John E. Lushefski	Director since November 2018 Age 64

John E. Lushefski (64) has served as one of Contura’s directors since November 2018. He is the board’s lead independent director and chair of its nominating and corporate governance committee. He previously served on the board of directors of each of ANR, Inc. and Alpha Natural Resources Holdings, Inc. after joining each in July 2016. Most recently, Mr. Lushefski served as senior vice president and chief financial officer of Patriot Coal Corporation from 2012 to 2015, where he also served on the board of directors. Mr. Lushefski previously held numerous management and advisory positions with several large companies. He was a partner at BVisions Advisory LLP and served as chief financial officer for both Millennium Chemicals Inc. and Peabody Holding Company Inc. Additionally, Mr. Lushefski served on the board of directors of Suburban Propane, LP and Smith Corona Corporation and on the governance committee of Equistar Chemicals, L.P. He also acted as an advisory board member for East Coast Power Systems, Inc. and Restricted Stock Systems, Inc. Mr. Lushefski is a certified public accountant and received his bachelor of science degree in business administration and accounting from Pennsylvania State University. For these reasons, Contura believes Mr. Lushefski is qualified to serve as a director.

Emily S. Medine	Director since September 2019 Age 65

Emily S. Medine (65) has served as one of Contura’s directors since September 2019 and is chair of the compensation committee of the board. Ms. Medine has over three decades of experience in the coal practice at Energy Ventures Analysis, Inc. (“EVA”), where she currently serves as principal. At EVA, Ms. Medine has advised U.S. and foreign coal consumers regarding, among other matters, coal markets, coal supply, fuel procurement strategies and sales and acquisitions of coal-related assets. Ms. Medine is also experienced in investment analysis, contract negotiations, procurement audits, and bankruptcy support. In addition, Ms. Medine has developed forecasts of U.S. and global solid fuel demand and prices for alternative coal types, coke and market segments. Prior to joining EVA, Ms. Medine held various sales and strategic analysis positions at CONSOL Energy, Inc. Ms. Medine earned a bachelor of arts degree in geography, magna cum laude, from Clark University, where she was a member of Phi Beta Kappa, and a master of public affairs degree from Princeton University. For these reasons, Contura believes Ms. Medine is qualified to serve as a director.

David J. Stetson	Chief Executive Officer since July 2019 and Chairman since August 2019 Age 64

David J. Stetson (64) has served as Contura’s chief executive officer and as a director, and he has served as chairman of the board of directors from Augist 2019 since July 2019. He previously served as a member of Contura’s board of directors from November 2018 until April 2019. He served as chairman of the board of directors and chief executive officer of each of ANR, Inc. and Alpha Natural Resources and Holdings, Inc. after joining each in July 2016. Mr. Stetson is a seasoned executive with extensive experience in management, finance, mergers and acquisitions, corporate governance, restructuring, the law and reclamation. Mr. Stetson has held a myriad of leadership positions, including chief executive officer, chief restructuring officer, and senior advisor for various energy companies, including Trinity Coal Corporation, Lexington Coal Company, and Lipari Energy Inc. Mr. Stetson earned a master of business administration degree from the University of Notre Dame, a juris doctor degree from the Brandeis School of Law at the University of Louisville, and a bachelor of science degree from Murray State University. For these reasons, Contura believes Mr. Stetson is qualified to serve as a director.

Scott D. Vogel	Director since December 2019 Age 44

Scott D. Vogel (44) has served as one of Contura’s directors since December 2019. Mr. Vogel is managing member of Vogel Partners, LLC, a private investment and advisory firm. Before establishing his own firm, Mr. Vogel served for 14 years as managing director at Davidson Kempner Capital Management. Mr. Vogel also worked at MPF Investors as well as at the investment banking group at Chase Securities. He has served on numerous boards over the course of his career, including Arch Coal, Key Energy Services and Seadrill Ltd. Mr. Vogel currently serves on the boards of directors of Avaya, Bonanza Creek Energy and Longview Power, which is a customer of Contura. He received a bachelor’s degree from Washington University and a master of business administration degree from The Wharton School at the University of Pennsylvania. For these reasons, Contura believes Mr. Vogel is qualified to serve as a director.

INDEPENDENT AND NON-MANAGEMENT DIRECTORS
Under the NYSE rules and, with respect to the audit committee under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules adopted under the Exchange Act, we are required to have a majority of independent directors on our board of directors and to have only independent directors serving on each of our audit, compensation and nominating and corporate governance committees. As more fully described below, our safety, health and environmental committee must be composed of at least a majority of independent directors pursuant to the committee’s charter.
Our board of directors undertook an annual review of director and director nominee independence in March 2020. The purpose of this review was to determine whether any relationships or transactions involving non-management director nominees, their family members and affiliates were inconsistent with a determination that the director nominee is independent under the independence standards set forth in the NYSE rules and our Corporate Governance Guidelines and, with respect to audit committee members and nominees, under the independence standards for audit committee members adopted by the SEC. Based on that review, our board of directors has determined that each of the non-management director nominees qualifies as “independent” under the independence standards set forth in the NYSE rules and each audit committee member qualifies as “independent” under the independence standards for audit committee members adopted by the SEC.
In connection with each of the quarterly meetings of the board of directors, the non-management directors meet in executive session without any members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at executive sessions of the non-management directors.
BOARD AND ITS COMMITTEES
Our board of directors has four standing committees: (i) an audit committee, (ii) a compensation committee, (iii) a nominating and corporate governance committee, and (iv) a safety, health and environmental committee. Each of these committees has adopted and acts according to a written charter. Stockholders may obtain a copy of each charter, at no cost, either on our website, www.conturaenergy.com, or upon written request to William L. Phillips III, Assistant Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail). From time to time, our board of directors may also form special ad hoc committees to which it may delegate certain authority to administer particular duties of the board.
The board of directors held 26 meetings in 2019, either in person or by telephone. Each currently serving director attended at least 75% of the aggregate of the total number of meetings of the board of directors in 2019 (held during the periods for which he or she served as a director) and the total number of meetings held by each committee on which he or she served in 2019 (during the period that he or she served). See “Committee Membership” for information regarding the committees on which each of our directors sits and the number of committee meetings held by each committee in 2019.
Under Contura’s Corporate Governance Guidelines, directors are expected to attend stockholder meetings. All then-serving directors attended the 2019 annual meeting of stockholders. Contura has scheduled one of its quarterly board of directors meetings on the same date as the Annual Meeting. A copy of Contura’s Corporate Governance Guidelines is available at no cost either through our website, www.conturaenergy.com, or upon written request to William L. Phillips III, Assistant Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
Although the NYSE rules require only that the board of directors have standing audit, compensation and nominating and corporate governance committees, the board feels that it is important to maintain a safety, health and environmental committee to oversee the Company’s policies and procedures regarding these matters.
BOARD LEADERSHIP STRUCTURE
Chairman of the Board
In addition to his service as chief executive officer, Mr. Stetson is also the chairman of our board of directors. The board of directors believes that unifying the roles of chairman and chief executive officer creates important efficiencies both for the management of the Company and the operation of the board. The chairman presides at all meetings of the board and stockholders. In addition, the chairman performs such other duties as are prescribed by our governing documents or that may be assigned to him by the board from time to time, including, but not limited to:
•	providing leadership to the board;
•
approving the schedule and agenda for board meeting(s) as well as information to be sent to the board, determining whether there are major risks which the board should focus upon at the meeting(s), and facilitating communication among the directors; and

•	directing the calling of a special meeting of the board or of the independent members of the board.
Lead Independent Director
Mr. Lushefski currently serves as our board’s lead independent director. Contura’s bylaws provide that, when the chairman of the board of directors is not an independent director, the board should elect a lead independent director who has served as a director of the Company for at least one year. The Company believes that such a structure is most appropriate under those circumstances. The lead independent director has the following duties and powers:
•	serving as the liaison between the independent members of the board and the chairman;
•	presiding at all board meetings at which the chairman is not present, including executive sessions and meetings of non-management directors and/or independent directors;
•	approving the agendas for board meetings and the meeting schedule to assure that there is sufficient time for discussion of all agenda items;
•	reviewing information to be sent to the board;
•	reviewing with the chairman whether there are major risks which the board should focus upon at such meetings;

•	facilitating communication among the independent directors (with the chairman);
•	directing the chief executive officer or corporate secretary to call a special meeting of the board or of the independent members of the board;
•	consulting and communicating directly with major stockholders, when requested by management and when it is appropriate to do so; and
•	performing such other duties as may from time to time be delegated to the lead independent director by the board.
Committee Chairs
Each of the board of directors’ standing committees is chaired by an independent director, further helping to ensure a robust role for the board’s independent directors.
BOARD’S ROLE IN RISK MANAGEMENT OVERSIGHT
Our management team is responsible for the assessment and control of risk at the Company. Under our Corporate Governance Guidelines, our board of directors is charged with evaluating major risks facing Contura which are communicated to the board by management, and overseeing that appropriate risk management and control procedures are in place.
Our board of directors has delegated to various of its committees the responsibility for overseeing the management of certain risks. Even when risk oversight has been delegated to a committee, however, the full board maintains oversight of these risks.
In accordance with NYSE rules, the board of directors has delegated to the audit committee oversight of risks related to the integrity of the Company’s financial reporting processes. The audit committee:
•
reviews and discusses with management Contura’s major financial risk exposures and steps that management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies); and

•
oversees procedures that management has established to monitor compliance with Contura’s Code of Business Ethics (the “Code of Ethics”) to address any potential conflicts of interest and other matters addressed in the Code of Ethics and its related person transaction policy, which is described under “Review and Approval of Transactions with Related Persons”.

Oversight of certain risks has also been delegated to the safety, health and environmental committee, such as risks associated with safety and health and the protection of the environment. The compensation committee regularly assesses whether Contura’s compensation policies and practices incentivize excessive risk-taking. The nominating and corporate governance committee reviews material governance-related risks, such as those related to director and officer succession. For more information about the functions and activities of the board’s standing committees, see the section entitled “Board Committees”.
CODE OF BUSINESS ETHICS
Contura has adopted a Code of Ethics that applies to all employees (including senior financial employees), officers (including the chief executive officer and chief financial officer), and directors. The Code of Ethics is available at no cost either through Contura’s website, www.conturaenergy.com, or upon written request to William L. Phillips III, Assistant Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).

BOARD COMMITTEES
Committee Membership
The table below identifies the standing board committees on which each of our directors currently sits:
	Audit	Compensation	Nominating and Corporate Governance	Safety, Health and Environmental
Albert E. Ferrara	C	M	M	M
Daniel J. Geiger	M	M	M	C
John E. Lushefski	M	M	C	M
Emily S. Medine		C		M
David J. Stetson				M
Scott D. Vogel		M		M
(C)	Committee chair
(M)	Committee member
The number of meetings held by each of the standing board committees in 2019 was as follows:
Committee	Meetings
Audit	9
Compensation	13
Nominating and Corporate Governance	8
Safety, Health and Environmental	3
Audit Committee
Our audit committee consists of three directors: Messrs. Ferrara, Lushefski, and Geiger, with Mr. Ferrara serving as chair. Our board of directors has determined that all current members of the audit committee are financially literate under current listing standards of the NYSE. Further, our board has determined that all current members of the committee are independent within the meaning of SEC and NYSE regulations and that Mr. Ferrara qualifies as an “audit committee financial expert.”
The audit committee assists the board of directors in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. Among other matters enumerated in the audit committee charter, the committee is generally responsible for:
•	Appointing and compensating our independent auditors, including authorizing their scope of work and approving any non-audit services to be performed by them with respect to each fiscal year;
•
Reviewing and discussing our annual audited and quarterly unaudited financial statements with our management and independent auditors, as well as a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor; and

•	Reviewing our financial press releases, as well as other financial information and earnings guidance, if given, provided to analysts and rating agencies.

Committee Meetings
The audit committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the general counsel in consultation with the committee’s chairman, and are also provided for comments to the chairman of the board of directors and the chief executive officer and, at times, other legal counsel. Typically, the chief executive officer, the chief financial officer, the general counsel and the leader of the Company’s internal audit function, as well as certain other members of management and representatives of the independent auditor, are invited to attend audit committee meetings. Other members of the board of directors who are not members of the audit committee also often attend its meetings. The attendance of the chief executive officer and certain other officers, principally the chief financial officer, allows the audit committee to make detailed inquiries into matters for which it is responsible and assists the committee in making informed decisions. Following regularly scheduled meetings, the committee meets privately with the independent auditor and then with the head of the Company’s internal audit function. At times it also meets privately with the chief financial officer. The actions of the audit committee are recorded in the minutes of its meetings. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.
Compensation Committee
Our compensation committee consists of five members: Ms. Medine and Messrs. Ferrara, Geiger, Lushefski and Vogel, with Ms. Medine serving as chair. Our board has determined that all current members of the compensation committee are independent within the meaning of the NYSE rules and qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.
The compensation committee is generally responsible for assisting our board of directors in all matters relating to the compensation of our directors and executive officers and overseeing our compliance with legal and regulatory requirements as they relate to matters of compensation. The compensation committee charter sets forth the committee’s role and responsibilities. Among other responsibilities enumerated in its charter, our compensation committee is responsible for:
•	Reviewing and approving our executive compensation policies and practices, as well as the corporate goals and objectives relevant to the compensation of our executive officers;
•	Reviewing and approving the compensation, including salary, bonuses and benefits, paid to our executive officers, including any employment agreements or similar arrangements;
•	Reviewing director compensation and recommending to the board any proposed changes to that compensation;
•	Evaluating the independence of any advisors retained by the compensation committee as required by law or rule and/or by such other criteria as determined by the compensation committee;
•	Reviewing and approving and, where required to do so, making recommendations to our board with respect to cash incentive compensation plans and equity-based plans, and administering the plans; and
•
Delegating any or all of its responsibilities to a subcommittee consisting of one or more members of the compensation committee, when appropriate and permitted by applicable legal and regulatory requirements.

Our compensation committee is authorized to administer our Management Incentive Plan (the “MIP”) and our 2018 Long-Term Incentive Plan (the “2018 LTIP”) and may delegate its authority thereunder to another committee of the board or to an appropriate officer of Contura, in accordance with law and the terms of the applicable plan. Additionally, the 2018 LTIP provides our compensation committee the authority to delegate certain of its powers under the plan, relating to employees who are not executive officers, to our chief executive officer. The committee has also delegated authority to our chief executive officer and/or certain other officers to approve eligible non-executive employees for participation in the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Key Employee Separation Plan (the “KESP”).
In addition, our human resources department and our benefits committee, which is composed of senior employees, support the compensation committee in its work and, in some cases, act pursuant to delegated authority to fulfill various functions in administering the day-to-day aspects of our compensation and benefits plans.
Committee Meetings
The compensation committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the general counsel in consultation with the committee’s chairman, and are also provided for comments to the chief executive officer, the compensation committee’s independent compensation consultants and, at times, other legal counsel. Other members of the board of directors who are not members of the compensation committee also often attend its meetings. Typically, the chief executive officer, the chief financial officer and the general counsel are invited to attend compensation committee meetings; however, neither the chief executive officer nor any other officers of the Company attend executive sessions held by the compensation committee. The compensation committee’s independent compensation consultant typically attends the entire committee meeting, including most executive sessions. The attendance of the chief executive officer and certain other officers allows the compensation committee to make detailed inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the compensation committee are recorded in the minutes of the meeting. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.
Role of Executive Management in Determining Executive Compensation
Our compensation committee works with our management team in reviewing compensation matters, as more fully described above and in the section entitled “Compensation Discussion and Analysis”.
Annual Process for Determining Compensation of Executive Officers
As more fully described under “Compensation Discussion and Analysis”, our compensation committee, together with the independent compensation consultant engaged by the committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our compensation committee reviews, among other items, each of the key components of compensation — base salary, short- and long-term incentives and other compensation and benefit programs — both within Contura and as compared to peer data, to determine whether each of these components is in line with our compensation philosophy and the Company’s related goals and objectives. Upon the recommendation of our chief executive officer with respect to the compensation of each other executive officer, and, following its review of the findings of our independent compensation consultants, our compensation committee then determines the compensation for all executive officers.
Process for Determining Non-Employee Director Compensation
Our compensation committee reviews, and makes recommendations to the board of directors regarding, non-employee directors’ compensation and benefits, including cash, equity-based awards and any other compensation. In determining non-employee director compensation, our compensation committee seeks advice from the independent compensation consultant retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, and (iii) assess the amount of compensation that is adequate to compensate our directors for their time and effort with respect to board obligations. If, after the annual review of non-employee director compensation by our compensation committee, the committee determines that any changes should be made to such program, it will recommend them to our board for approval.
For details regarding 2019 non-employee director compensation, see the section entitled “Director Compensation”.
Independent Compensation Consultants
The compensation committee has the authority to directly engage the services of outside advisors to assist the committee with its review of the Company’s executive and director compensation programs. In May 2018 the committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), which assisted the committee with its work during 2018 and 2019. During that time Pearl Meyer was the only compensation consultant that had a role in determining or recommending the amount or form of compensation paid to our executives and non-employee directors.
The role of the independent compensation consultant includes, without limitation: (i) reviewing the peer group for benchmarking purposes with respect to compensation and performance, (ii) conducting a competitive assessment of each executive’s total direct compensation (e.g., base salary, annual- and long-term incentives), (iii) developing a trends report regarding executive compensation and keeping the compensation committee apprised of regulatory changes and other developments related to executive compensation, (iv) advising the compensation committee regarding annual- and long-term incentive plan design, (v) performing a competitive assessment of non-employee director compensation, and (vi) assisting with the preparation of proxy disclosures.
To maintain independence from management, Pearl Meyer did not provide any services to the Company other than services provided to the compensation committee. Prior to retaining Pearl Meyer, and during the course of Pearl Meyer’s service, the committee reviewed the following with respect to the services provided by Pearl Meyer: (i) whether Pearl Meyer provided other services to Contura, (ii) the amount of fees received from the Company by Pearl Meyer as a percentage of the total revenue of Pearl Meyer, (iii) policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or Pearl Meyer with members of the compensation committee or Contura’s executive officers, and (v) any Contura stock owned by the consultants. In each case, the committee found that Pearl Meyer did not have any such relationships with Contura or own stock in the Company.
Pearl Meyer reported directly to the compensation committee and, with the consent of the committee, coordinated and gathered information from members of management and human resources personnel with which to advise the committee. The work of Pearl Meyer for the committee did not present any conflicts of interest that required the committee’s consideration.
In January 2020, the compensation committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist the committee with its review of the Company’s executive and director compensation programs. To maintain independence from management, Meridian has not provided, and it is expected that Meridian will not provide, any services to the Company other than services provided to the compensation committee. Prior to retaining Meridian, the committee reviewed, and on an annual basis will continue to review, the following with respect to the services provided by Meridian: (i) whether Meridian provided other services to Contura, (ii) the amount of fees received from the Company by Meridian as a percentage of the total revenue of Meridian, (iii) policies and procedures of Meridian that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or Meridian with members of the compensation committee or Contura’s executive officers, and (v) any Contura stock owned by the consultants. In each case, the committee has found that Meridian does not have any such relationships with Contura or own stock in the Company.
For more information regarding our compensation committee’s processes for determining executive officer compensation and the role of our independent compensation consultants in executive compensation matters, see “Compensation Discussion and Analysis”.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee has three members: Messrs. Ferrara, Geiger and Lushefski, with Mr. Lushefski serving as chair. Our board has determined that all members of the nominating and corporate governance committee are independent within the meaning of the NYSE rules.
The nominating and corporate governance committee assists the board in identifying individuals qualified to become board members and executive officers and selecting, and recommending that the board select, director nominees for election to our board and its committees. Our nominating and corporate governance committee is also generally responsible for:
•	Developing and recommending governance policies and procedures for our board and monitoring compliance with our Corporate Governance Guidelines;
•	Considering questions of independence and possible conflicts of interest that may affect directors;
•	Leading our board in its annual performance review;
•	Making recommendations regarding the purpose, structure and operations of each of our board committees;
•	Overseeing and approving a management continuity planning process; and
•	Considering and recommending whether the board should accept any director resignations.
Committee Meetings
The nominating and corporate governance committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the general counsel in consultation with the committee’s chairman, and are also provided for comments to the chief executive officer, the chairman of the board and, at times, other legal counsel. Typically, the chief executive officer and general counsel are invited to attend committee meetings; however, neither the chief executive officer nor any other officers of the Company attend executive sessions held by the committee. Other members of the board of directors who are not members of the nominating and corporate governance committee also often attend its meetings. The attendance of the chief executive officer and certain other officers allows the committee to make detailed inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the nominating and corporate governance committee are recorded in the minutes of the meeting and resolutions document all formal actions taken by the committee. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.
Director Nomination Procedures
Pursuant to our Corporate Governance Guidelines and the committee’s charter, our nominating and corporate governance committee reviews the qualifications of proposed director nominees to serve on our board and recommends nominees to our board. Our board is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.
Our chief executive officer, members of our nominating and corporate governance committee, and other members of our board are sources for the identification of prospective director nominees. Our nominating and corporate governance committee also has authority to retain third-party search firms to identify director candidates. The committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws (as described below).
Stockholder Director Nominations
Sections 2.10(a) and 2.10(b) of our third amended and restated bylaws describe the process by which stockholders of the Company may submit director nominations at an annual or special meeting of stockholders, respectively, at which directors are to be elected. The procedures for a stockholder to nominate a director at an annual meeting of stockholders include the following:
•
The stockholder must have given timely written notice, in proper form, to the corporate secretary of the Company including, without limitation, the stockholder’s name and address and information regarding the stockholder’s ownership of Contura securities. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our bylaws and summarized in “Stockholder Proposals for the 2021 Annual Meeting”.

•
The notice provided to the corporate secretary of the Company must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filing pursuant to Regulation 14A of the Exchange Act, including the nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected.

•
The notice provided to the corporate secretary of the Company must include a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Company including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Company.

•
The notice provided to the corporate secretary of the Company must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of the stockholder (as they appear on the Company’s books) and the beneficial owner, for each class or series, the number of shares of capital stock of the Company that are held of record or are beneficially owned by the stockholder and by the beneficial owner, and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to bring the nomination or other business before the meeting.

•
Contura may also require that any proposed director nominee furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our bylaws that has been publicly filed with the SEC and is available at no cost at www.sec.gov.

Director and Board Qualifications
We believe that our board members should have the highest professional and personal ethics and values. Candidates should bring integrity, insight, energy, and analytical skills to board deliberations. We recognize that the strength and effectiveness of the board reflects the balance, experience, and diversity of the individual directors, their commitment and, importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. We seek board candidates who are:
•	Respected within the industry and our markets;
•	Proven leaders in the communities in which we do business;
•	Experienced managers;
•	Visionaries for the future of our business;
•	Able to effectively handle crises and minimize risk;
•	Dedicated to sound corporate governance;
•	Diverse in geographic origin, gender, ethnic background, and professional experience; and
•	Collegial.
We seek candidates who demonstrate an understanding of our short- and long-term goals and objectives and a commitment to enhancing stockholder value. Toward this goal, we believe that our directors should have experience with certain matters, including:
•	Senior leadership or operating experience;
•	Public company risk management;
•	Accounting and finance (including expertise that could qualify at least one director as an “audit committee financial expert”);
•	Public company board service;
•	Regulatory knowledge/expertise and familiarity with the natural resources industry;
•	Safety, health and environmental issues;
•	International markets;
•	Business development/M&A experience and experience formulating corporate strategy;
•	Risk management;
•	Communications;
•	Information Technology;
•	Government relations; and
•	Compensation/human resources issues.
Non-management director candidates should generally be free from any relationship with management or Contura that could create a conflict of interest or compromise their independent judgment. The committee will also consider the length of an existing director’s service on the board and the extent to which a particular director would fill a present or anticipated future need on the board.
Our Corporate Governance Guidelines and the charter of the nominating and corporate governance committee state that the board, in identifying director candidates, will take into account all factors it considers appropriate to assure a strong board, which may include, among other things, diversity in geographic origin, gender, ethnic background and professional experience. Consistent with these documents, the board seeks nominees with distinct professional backgrounds, experience and perspectives so that the board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual board self-evaluation process, the board evaluates whether or not the board as a whole has the appropriate mix of skills, experience, backgrounds and diversity in relation to the needs of the Company for the current issues facing the Company.
Our nominating and corporate governance committee periodically reviews with our board of directors and each committee the requisite skills and characteristics of individual directors as well as the composition of our board as a whole. From time to time, we may seek to enhance our board of directors with one or more members who possess a specific area of experience or expertise.
Once our nominating and corporate governance committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set forth above, as well as any other criteria the committee may consider appropriate.
While our nominating and corporate governance committee has no fixed process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. Our nominating and corporate governance committee will also personally interview (and, as appropriate, suggest that other members of our board interview) the proposed nominee, if the committee considers the proposed nominee suitable for consideration. After completing this evaluation, our nominating and corporate governance committee makes a recommendation to the full board as to the persons who should be nominated by our board, and the board determines the nominees after considering the recommendation and report of the committee.
Safety, Health and Environmental Committee
All of our directors serve on the safety, health and environmental committee, with Mr. Geiger serving as chair. Although not required by law, under the committee’s charter, a majority of its members must satisfy the independence standards of the NYSE.
The safety, health and environmental committee provides oversight of the Company’s performance in relation to safety, occupational health and environmental issues, including: (i) reviewing appropriate objectives and policies for the Company relative to the protection of the safety and health of employees, contractors, customers, the public and the environment, (ii) overseeing the Company’s monitoring and enforcement of these policies and related procedures and practices and, in connection with such oversight, assessing reports and other information provided by Company management and such external resources as the committee deems appropriate, (iii) overseeing the Company’s policies and procedures for identifying, assessing, monitoring and managing the principal risks in the Company’s business associated with safety and occupational health and the protection of the environment and, in connection with such oversight, assessing reports and other information provided by Company management and such external resources as the committee deems appropriate, (iv) discussing with management annually the scope, plans, and resources for conducting audits of the Company’s safety, health and environmental practices and performance and, at least annually, reviewing significant results of these audits, (v) reviewing the Company’s response to significant safety, health and environmental-related public policy, legislative, regulatory, political and social issues and trends that may affect the business operations, financial performance, or public image of the Company or the industry, and (vi) performing such other duties as assigned to it from time to time by the board.

Committee Meetings
The safety, health and environmental committee meets at scheduled times during the year, typically prior to quarterly board meetings. However, other scheduled meetings may be conducted in person or telephonically, depending on the work tasks of the committee. The agendas for meetings are initially prepared by the general counsel in consultation with the committee’s chairman, and also provided for comments to the chief executive officer, the chairman of the board and, at times, other legal counsel. Typically, the chief executive officer, the chief financial officer, the general counsel and the executive heads of the safety and environmental departments, among others, are invited to attend committee meetings; however, neither the chief executive officer nor any other officers of the Company attend executive sessions held by the committee. The attendance of the chief executive officer and certain other officers allows the committee to make detailed inquiries into matters for which it is responsible and assists the committee in making informed decisions. The actions of the safety, health and environmental committee are recorded in the minutes of the meeting. The committee chairman reports to the board as appropriate regarding the committee’s actions and recommendations.

DIRECTOR COMPENSATION
2019 Director Compensation
Pursuant to our Amended and Restated Non-Employee Director Compensation Policy (the “Director Policy”), we currently provide annual compensation to our non-employee directors based on an annual May 1st through April 30th compensation period (each period, a “Compensation Year”).
For the Compensation Year that commenced on May 1, 2018 and the Compensation Year that commenced on May 1, 2019 (the “2019 Compensation Year”), each of our non-employee directors serving at such time received an annual cash retainer of $75,000 and an annual equity award, in the form of stock-settled restricted stock units (“RSUs”), with a grant date fair market value of $100,000. Non-employee directors generally have the opportunity to elect to receive RSUs in lieu of the annual cash retainer. For the 2019 Compensation Year, Mr. Ward elected to receive RSUs in lieu of his annual cash retainer.
For any non-employee directors appointed to the board following the commencement of a Compensation Year, the director’s cash retainer will be pro-rated for any partial quarter of service, and the compensation committee will determine in its discretion whether such director will be eligible to receive a full or pro-rated annual RSU retainer or a special grant of RSUs. In connection with her appointment to the board in September 2019, Ms. Medine received a pro-rated annual RSU award and pro-rated cash retainer for the then-current quarter of service. In connection with his appointment to the board in December 2019, Mr. Vogel received a pro-rated cash retainer for the then-current quarter of service, and in March 2020, he received a pro-rated annual RSU award based on his service beginning in December 2019.
In addition to the annual cash retainer, during the 2019 Compensation Year non-employee directors were entitled to receive cash retainers in connection with appointment as chair of a committee of our board, as set forth in the following chart.
Position	Annual Fee ($)
Non-Employee Chairman of the Board	75,000
Lead Independent Director if Employee Director is Chairman of the Board	20,000
Audit Committee Chair	30,000
Compensation Committee Chair	20,000
Safety, Health and Environmental Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	12,000
In addition, during the 2019 Compensation Year, non-employee directors earned an annual committee retainer of $5,000 for each committee on which the director served in a non-chair capacity. Non-employee directors were also eligible to earn a meeting fee of $2,000 for each board meeting attended and a fee of $500 for each committee meeting attended, in each case, beginning with the fifth such meeting attended.
We reimburse non-employee directors for travel expenses incurred in connection with attending board, committee and stockholder meetings and for other business-related expenses in accordance with our reimbursement policies, as they may be amended from time to time.
Annual equity awards for the 2019 Compensation Year were made on May 1, 2019 for the non-employee directors serving on that date. These awards were in the form of RSUs granted pursuant to agreements that generally provide for vesting on the day immediately preceding the first anniversary of the grant date. The awards will accelerate and vest in full in connection with a change in control of Contura or if the director ceases to serve as a member of our board as a result of permanent disability or death. Unvested RSUs are forfeited upon a separation from service for any other reason.
During his service as chief executive officer, Mr. Crutchfield served as a member of our board and did not receive any additional compensation in connection with his service on our board. Mr. Stetson, who became our chief executive officer and an employee director in July 2019, had previously served as a non-employee director of our board from November 2018 through April 2019, and received compensation under the Director Policy in connection with that service. Mr. Stetson does not receive additional compensation in connection with his service as an employee director. The compensation paid to Mr. Crutchfield for his service as chief executive officer, and the compensation paid to Mr. Stetson for his service as both a non-employee director and as chief executive officer, are reported in the Summary Compensation Table and the tables that follow.
Director Stock Ownership Guidelines
To align our non-employee directors’ and executive officers’ interests with those of our stockholders, the board adopted stock ownership guidelines applicable to Contura’s non-employee directors and executive officers effective August 13, 2019 (the “Ownership Guidelines”). Generally, non-employee directors must accumulate and maintain equity ownership in Contura within five years of becoming a director with a value of no less than five times their annual cash retainer (not including meeting fees or committee chair or member compensation). In determining if a non-employee director has satisfied the Ownership Guidelines, all stock and equity interests beneficially owned by the director, or to which the director is otherwise entitled, are taken into consideration, including, without limitation, any unvested equity grants. For purposes of the Ownership Guidelines, equity ownership is measured following the end of each fiscal year of the Company, based on the average daily stock price of our common stock during the December of such fiscal year. The nominating and corporate governance committee is responsible for the administration and interpretation of the Ownership Guidelines. For a description of the Ownership Guidelines applicable to executive officers, see “Executive Stock Ownership Guidelines”.
No Hedging/Pledging Policies
The Company has adopted an insider securities trading policy that prohibits directors, officers and certain other employees from engaging in hedging transactions involving Company securities such as short selling, buying or selling publicly traded options (including puts and calls), zero-cost collar, and forward sales contracts. The policy also prohibits the holding by these persons of Contura securities in a margin account or pledging Contura securities as collateral for a loan.

2019 Director Compensation Table
The following table sets forth information concerning the compensation to our non-employee directors in respect of the fiscal year ended December 31, 2019. The compensation paid to Mr. Stetson for his prior service as a non-employee director is reported in the Summary Compensation Table of this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Albert E. Ferrara, Jr.	167,000	99,965	266,965
Daniel J. Geiger	116,500	99,965	216,465
John E. Lushefski	193,548	99,965	293,513
Emily S. Medine(3)	35,598	63,635	99,233
Scott D. Vogel(3)	—	—	—
Anthony J. Orlando	129,696	99,965	229,661
Harvey L. Tepner	146,244	99,965	246,209
Neale X. Trangucci	184,696	99,965	284,661
Michael J. Ward	34,000	174,910	208,910
(1)
Reflects the annual cash retainer and any meeting fees and additional cash retainers paid in connection with service as a chair or member of a committee of our board, in each case for service during our fiscal year ended December 31, 2019.

(2)
The values in this column are based on the aggregate grant date fair values of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The values set forth in this column relate to the following: (i) 1,774 RSUs granted on May 1, 2019, to each of Messrs. Ferrara Jr., Orlando, Ward, Trangucci, Geiger, Lushefski and Tepner in connection with their annual equity awards for the 2019 Compensation Year (each with a grant date fair value of $56.35 per share); (ii) 1,330 RSUs granted to Mr. Ward on May 1, 2019, which he elected to receive in lieu of his annual cash retainer for the 2019 Compensation Year (with a grant date fair value of $56.35 per share), and (iii) 2,208 RSUs granted on September 26, 2019, to Ms. Medine, which reflected a pro-rata portion of her annual equity award for the 2019 Compensation Year (with a grant date fair value of $28.82 per share). The RSUs in the prior sentence reflect all outstanding RSUs held by Messrs. Ferrara, Geiger and Lushefski and Ms. Medine as of December 31, 2019. Upon their resignations from the board on August 12, 2019, Messrs. Orlando, Tepner, Trangucci and Ward forfeited all of their respective unvested RSUs.

(3)	Ms. Medine and Mr. Vogel were appointed to the board on September 9, 2019 and December 20, 2019, respectively.
DIRECTOR RESIGNATION POLICY
Pursuant to the Company’s Corporate Governance Guidelines, management directors (currently only Mr. Stetson) are required to offer to resign from our board upon their resignation, removal or retirement as an officer of the Company, which resignation may be accepted by our board in its sole discretion. Our non-employee directors must inform, and offer his or her resignation to, the chair of the nominating and corporate governance committee, the chairman of the board and the CEO (if a different person from the chairman of the board) in the event of (i) any principal occupation or business association change, including retirement, or (ii) any change in circumstances which may cause him or her not to qualify as an independent member of our board under the rules of the NYSE or other applicable regulatory requirements. The nominating and corporate governance committee, with the advice and aid of the foregoing individuals, may make a recommendation to our board, which will then determine whether to accept or reject such offer of resignation.
In connection with his resignation as chief executive officer of the Company on May 6, 2019, Mr. Crutchfield contemporaneously resigned from his position as a director.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties may contact an individual director or the board of directors as a whole by writing to one of the following addresses:
Via Overnight Courier	Via U.S. Mail
Board of Directors Attn: Roger L. Nicholson, Secretary Contura Energy, Inc. 340 Martin Luther King, Jr. Blvd. Bristol, Tennessee 37620	Board of Directors Attn: Roger L. Nicholson, Secretary Contura Energy, Inc. P.O. Box 848 Bristol, Tennessee 37621
Stockholders and other interested parties should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Communications from stockholders and other interested parties will be promptly forwarded by the corporate secretary of Contura to the specified director addressee. Communications addressed to the full board of directors or the group of non-management directors will be forwarded by the corporate secretary of Contura to the chairman of the board of directors or the lead independent director, if any, as appropriate. Communications received through this method of delivery that do not indicate a specific recipient will be sent to the full board of directors. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the audit committee and are handled in accordance with procedures established by the audit committee.

BOARD COMMITTEE REPORTS
AUDIT COMMITTEE REPORT
The audit committee of the Company’s board of directors is currently composed of three non-employee, independent directors and operates under a written charter adopted by the board of directors. The committee charter is available on the Company’s website, www.conturaenergy.com.
The Company’s management is responsible for the Company’s financial reporting processes, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and for issuing an opinion on the conformity of those financial statements with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit of the effectiveness of internal controls over financial reporting and expressing an opinion on internal control over financial reporting. The audit committee oversees the Company’s financial reporting processes on behalf of the board of directors.
In this context, the audit committee has met and held discussions with management, the Company’s internal auditors and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee has also discussed internal control over financial reporting with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16 (codified as Auditing Standard No. 1301), Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the audit committee concerning independence, the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the audit committee considered, among other factors, whether any non-audit services provided by the firm were compatible with its independence.
The audit committee discussed with the Company’s independent registered public accounting firm and the Company’s internal auditors the overall scope and plans for their respective audits. The audit committee meets with the independent registered public accounting firm at least quarterly, with and without management present, to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited consolidated financial statements be included in our 2019 Annual Report. The audit committee approved, and the board of directors ratified, the selection of the Company’s independent registered public accounting firm.
Albert E. Ferrara, Jr., Chair
Daniel J. Geiger
John E. Lushefski

COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on its review and discussion with management, the compensation committee recommended to the board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.
Emily S. Medine, Chair
Albert E. Ferrara, Jr.
Daniel J. Geiger
John E. Lushefski
Scott D. Vogel

EXECUTIVE COMPENSATION
References in this “Executive Compensation” section to “we,” “us,” “our” and other similar terms refer to Contura Energy, Inc. and its consolidated subsidiaries, as the context requires.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation of our named executive officers (“NEOs”) is determined under our compensation program for executive officers. This program is overseen by the compensation committee, which determines the compensation of our executive officers.
The following discussion relates to the compensation of our NEOs whose compensation is disclosed in the tables that follow, as well as the overall principles underlying our executive compensation policies. Our NEOs for the fiscal year ended December 31, 2019 are:
•	David J. Stetson, who was named Chief Executive Officer (“CEO”) on July 29, 2019,
•	Charles Andrew Eidson, Executive Vice President (“EVP”) and Chief Financial Officer, who also served as Interim Co-Chief Executive Officer from May 7, 2019 through July 28, 2019, and
•	Jason E. Whitehead, who was named EVP and Chief Operating Officer on August 14, 2019.
The discussion below also includes compensation information regarding the following former executive officers:
•	Kevin S. Crutchfield, Chief Executive Officer until May 6, 2019,
•	Mark M. Manno, EVP, Chief Administrative and Legal Officer and Secretary until December 1, 2019, who also served as Interim Co-Chief Executive Officer from May 7, 2019 through July 28, 2019,
•	J. Scott Kreutzer, EVP and Chief Strategy Officer until November 15, 2019, and
•	Kevin Stanley, EVP and Chief Commercial Officer until November 15, 2019.
Roger L. Nicholson was named EVP, General Counsel and Secretary on December 2, 2019. Because his total compensation for 2019 did not exceed $100,000, Mr. Nicholson is not an NEO for the fiscal year ended December 31, 2019, in accordance with SEC rules.
2019 CEO Transition and Search Process
In April 2019, Kevin S. Crutchfield, our chief executive officer, informed the board of directors that he intended to resign as chief executive officer on May 6, 2019 in order to pursue an opportunity outside of the coal industry.
Shortly thereafter, the board of directors retained a nationally-recognized executive placement firm and launched a comprehensive search process to identify a permanent chief executive officer. While that search was ongoing, the board also appointed Mr. Eidson, our chief financial officer, and Mr. Manno, then our chief administrative and legal officer and secretary, to serve as interim co-chief executive officers during the search, effective May 7, 2019.
On May 2, 2019, the compensation committee of the board approved changes to the compensation arrangements for each of Messrs. Eidson and Manno, effective as of May 7, 2019, to recognize the additional responsibilities each executive would take on in accepting the position of interim co-chief executive officer while also maintaining his current position and responsibilities, as well as to help ensure the executive’s retention as an executive of the Company. These changes are described in “2019 Executive Retention Awards” below.
Following reviews of, and interviews with, numerous candidates, on July 29, 2019, the Company announced that the board of directors had unanimously appointed Mr. Stetson as the Company’s new chief executive officer and a member of the board of directors. Mr. Stetson was selected after considering his familiarity with the Company’s operational assets, and his robust executive experience, strategic ability and natural leadership talent.
Executive Compensation Summary
Our executive compensation programs are designed to attract, retain and reward executives who create long-term stockholder value, share our mission, and perform in a manner that enables the Company to achieve its strategic goals. Our compensation programs provide a market-based total compensation program tied to financial and operating performance and aligned with the interests of our stockholders. Our compensation programs reflect, reinforce and communicate our commitment to operate safely, responsibly and ethically, and continually strive to improve and deliver quality in everything we do.
•
Our executive compensation programs are administered by our compensation committee, which is composed of independent directors appointed by our board. The compensation committee has the responsibility to review and approve executive and director compensation and ensure that our programs align with our policies and philosophies.

•
Variable compensation, both short- and long-term, comprises the majority of the compensation opportunities for our executive team. Long-term compensation opportunity is emphasized over short-term opportunity to encourage executive retention and to align our executives’ interests with long-term results.

•
The Contura Energy, Inc. Annual Incentive Bonus Plan (described in “2019 Annual Bonuses” below) measures both financial and operational performance goals, with an emphasis on financial measures. All executives have identical goals, consistent with our belief in the importance of teamwork among our leadership team. Pay for performance is emphasized through a plan design that includes a threshold performance level, with upside should performance exceed expectations, and by establishing maximum incentive payouts.

•
Long-term incentives are a significant component of our total reward program. The opportunity for executives to earn equity awards, over time, aligns our executive team with the interests of our stockholders. The long-term compensation design is based on a portfolio approach, which, prior to 2019, consisted of RSUs subject to three-year time-based vesting schedules, stock options and restricted stock. In 2019, to more closely align our executives’ payments to shareholder returns, we introduced into our long-term incentive program grants of performance-based restricted stock units (“PSUs”) with three-year cliff-vesting based on the achievement of Company performance metrics over a three-year performance period.

•
We use limited perquisites to enable us to attract and retain executive talent and further our business goals. These perquisites may include special arrangements (such as the Deferred Compensation Plan described in “Deferred Compensation” below) when existing tax-qualified retirement plans are subject to limitations on benefits under the Internal Revenue Code or when significant competitive gaps exist in comparison to our industry peers.

•	We believe our executives should own stock in the Company and have therefore adopted stock ownership guidelines applicable to our non-employee directors and executive officers.
•	Our severance and change in control policies generally include a double trigger payout approach and do not employ tax gross-ups (in the case of a change in control or otherwise).
Executive Compensation Process
Compensation Committee’s Role in Determining Executive Compensation
The compensation committee is responsible for ensuring that the Company’s executive compensation policies and programs reflect the short- and long-term interests of the Company’s stockholders and are competitive in the markets in which the Company competes for talent. The compensation committee reviews and approves the design of the compensation program, compensation levels, and benefit programs for the NEOs. When appropriate, the compensation committee consults with other board committees, such as the safety, health and environmental committee, to determine appropriate performance targets that relate to the Company’s non-financial achievements.
In connection with the appointments of Mr. Stetson as CEO in July 2019 and Mr. Whitehead as chief operating officer in August 2019, the compensation committee, with the assistance of Pearl Meyer, reviewed and approved the annual target compensation levels of the executives based on market data.
The compensation committee is committed to ensuring that our compensation and benefit programs are aligned with our values and business strategy by reviewing and analyzing the competitiveness of our executive compensation programs and our performance. Each key component of compensation (base salary, short- and long-term incentives) is reviewed for both internal equity and, when appropriate comparisons are available, for external competitiveness based on industry peers and published survey data.
At the 2019 annual meeting, our shareholders approved the 2018 compensation of our NEOs by approximately 93% of the votes cast. In making decisions with respect to 2019 and 2020 compensation, the compensation committee, with the assistance of its independent compensation consultant, has carefully considered the results of the advisory vote on executive compensation.
The compensation committee also takes into account external market conditions, such as competition for executives for a particular position, and position-specific factors when approving the total compensation for each NEO. The position-specific factors influencing the compensation levels include largely qualitative factors such as experience, tenure, job performance, contributions to our financial results, scope of responsibilities, and complexity of the position.
Role of Management and CEO in Determining Executive Compensation
As part of our process for establishing executive compensation, our CEO and the human resources department provide information and recommendations to the compensation committee and compensation consultant regarding compensation program design and appropriate performance metrics. Our CEO reviews the performance of our other NEOs with the compensation committee and makes recommendations to the committee regarding compensation levels and awards for our other NEOs. The compensation committee is responsible for determining the CEO’s compensation following a review of market data provided by our compensation consultant and the committee’s evaluation of the CEO’s performance. Our CEO does not participate in meetings of the compensation committee, or portions thereof, during which the committee discusses the CEO’s compensation.
Compensation Consultants
In 2019 the compensation committee used the services of Pearl Meyer, a nationally recognized public company compensation advisor, to advise it on executive compensation matters. The services performed by Pearl Meyer in 2019 are described under “Compensation Committee - Independent Compensation Consultants”. Pearl Meyer reported directly to the compensation committee and, with the consent of the compensation committee, coordinated and gathered from members of management and human resources personnel information with which to advise the compensation committee. In January 2020, the compensation committee retained Meridian, a nationally recognized public company compensation advisor, to advise it on executive and director compensation matters going forward. Meridian has performed, and it is the expectation of the compensation committee that Meridian will continue to perform, substantially the same services regarding executive and director compensation matters in 2020 as those performed by Pearl Meyer in 2019.

Ultimately, decisions about the amount and form of executive compensation are made by the compensation committee alone and may reflect factors and considerations other than the information and advice provided by our compensation consultants or management.
Peer Group
In 2018, the committee, with the input of Pearl Meyer and management, reviewed and approved a public company peer group to be used to assist us in making compensation decisions going forward. The companies were selected from a group of public companies in the mining, metals and energy industries, taking into account market capitalization and revenues similar to ours. Our public company peer group approved by the compensation committee consisted of the following companies:
Arch Coal Inc.	Compass Minerals International Inc.	Suncoke Energy, Inc.
Carpenter Technology Corp.	CONSOL Energy Inc.	Timkensteel Corp.
Cleveland-Cliffs Inc.	Denbury Resources Inc.	Tronox Ltd.
Cloud Peak Energy Inc.	Peabody Energy Corp.	Warrior Met Coal, Inc.
Commercial Metals Co.	Schnitzer Steel Industries Inc.	Worthington Industries Inc.
Southwestern Energy Co.
The same peer group was also used to inform compensation decisions through most of 2019. In November 2019, the compensation committee removed Cloud Peak Energy Inc. from the group following its bankruptcy.
Executive Stock Ownership Guidelines
The board of directors believes it is important for our executive officers, including our NEOs, and directors to be owners in the Company to ensure the alignment of their goals with the interests of our stockholders. In August 2019, the board adopted the Ownership Guidelines, pursuant to which the Company’s executive officers are required to hold the equivalent of three times their base salary in our common stock, except in the case of our CEO, who is required to hold five times his base salary in our common stock. Each executive officer has a transition period of five years to meet the requirements set forth in the Ownership Guidelines. In determining if an executive officer has satisfied the Ownership Guidelines, all stock and equity interests beneficially owned by the executive officer, or to which the executive officer is otherwise entitled, are taken into consideration, including certain unvested equity grants. For further information regarding the Ownership Guidelines, including a description of the terms applicable to non-employee directors, see “Director Stock Ownership Guidelines”.

2019 Primary Elements of Compensation
The 2019 compensation program for our NEOs consisted of a number of elements that support our performance and retention objectives. The compensation earned under certain components may vary significantly based on Company performance. The following chart summarizes the main components of our 2019 executive compensation program and the primary objectives of each.
Compensation Element	Description	Form	Objective
Base salary	Fixed based on level of responsibility, experience, tenure and qualifications	Cash	Support talent attraction and retention
Annual Incentive Bonus	Variable based on the achievement of annual financial, safety and environmental metrics	Cash	Link pay and performance
Drive the achievement of short-term business objectives
Long-Term Incentive Awards	Variable based on the achievement of longer-term goals and stockholder value creation	RSUs that vest ratably over a three-year period	Support talent attraction and retention
		PSUs that vest at the end of a three-year performance period subject to the satisfaction of total shareholder return performance metrics	Link pay and performance
Drive the achievement of longer-term business objectives
Align NEO and stockholder interests
Other Compensation and Benefits Programs	Employee health, welfare and retirement benefits and deferred compensation	Group medical benefits	Support talent attraction and retention
		Life and disability insurance	Provide for tax-efficient retirement savings
		401(k) plan participation	Provide for supplemental retirement benefits
Deferred compensation plan
Pay Mix
As illustrated in the chart below, approximately 80% of Mr. Stetson’s and 74% of our other NEOs’ (not including Mr. Crutchfield and excluding any additional compensation paid to Messrs. Eidson and Manno in their capacity as interim co-chief executive officers) 2019 target annualized direct compensation was “at risk,” with most of the compensation subject to the achievement of short- and long-term financial or operational performance objectives. The compensation breakdown shown in the chart below reflects annualized target compensation for 2019. We believe that this balance of fixed and variable compensation is consistent with our executive compensation philosophy and maintains a strong link between the NEOs’ compensation and Company performance, motivating executives to deliver strong business performance and, importantly, to create stockholder value.

2019 Target Total Direct Compensation Mix

100%
80%
60%
40%
20%
0%
Long-Term Incentive Awards 59%
Cash Incentive Bonus 21%
Base Salary 20%
80% "At Risk"
CEO
Long-Term Incentive Awards 50%
Cash Incentive Bonus 24%
Base Salary 26%
74% "At Risk"
Other NEOs Average

Base Salary
Base salary is the fixed element of each NEO’s annual cash compensation, and the foundation upon which other primary elements of compensation are based. The compensation committee awards competitive salaries in order to assist in attracting and retaining each NEO. Base salaries are reviewed by the compensation committee annually and determined with reference to the median salaries for similarly-situated executives and also each NEO’s position-specific skills, tenure, experience, responsibility and performance. None of our NEOs received an increase in base salary from 2018 to 2019, except for Mr. Kreutzer, whose base salary increased from $400,000 to $475,000 effective January 1, 2019.
For 2019, the annual base salaries of our NEOs were as follows:
Name	2019 Base Salary ($)
David J. Stetson	1,000,000
Charles Andrew Eidson	500,000
Jason E. Whitehead	475,000
Kevin S. Crutchfield	1,045,000
Mark M. Manno	500,000
J. Scott Kreutzer	475,000
Kevin L. Stanley	400,000
2019 Annual Bonuses
The Contura Energy, Inc. Annual Incentive Bonus Plan (the “Bonus Plan” or “CIB”) provides annual cash incentives to our executive officers and other key employees to reward performance, as measured against fundamental Company financial and operational goals. During 2019, all of our NEOs except for Mr. Stetson participated in the CIB. Pursuant to the terms of his employment agreement with the Company, Mr. Stetson was eligible to receive an annual bonus for 2019 in the amount of $450,000, or such higher amount as determined by the compensation committee in its discretion. Commencing with the 2020 fiscal year, Mr. Stetson’s target and maximum bonus opportunities under the CIB are and will be 125% and 200% of his base salary, respectively.
Performance Metrics
In establishing 2019 performance goals under the CIB, the compensation committee considered the economic environment and challenges to be faced during the fiscal year. The compensation committee designed the performance goals to ensure that performance significantly in excess of the target performance goals would be rewarded with above target payout levels, up to the cap established by the compensation committee. In setting the target goals, the compensation committee sought to establish challenging but attainable goals that would motivate and reward the NEOs for strong performance without encouraging excessive risk taking.
For 2019, the compensation committee approved a mix of performance measures based on financial metrics and operational metrics, as shown in the table below. Additional information regarding the performance metrics is included in the footnotes to the table below.
The compensation committee approved the following metrics, the respective weighting of each metric and the performance thresholds for the executives’ 2019 annual bonuses under the Bonus Plan. The metrics were intended to align annual incentive compensation for 2019 with the goals and objectives set forth in the Company’s business plan, specifically a focus on safety, environmental compliance and financial performance, especially with respect to costs. If the threshold level of performance for any of our metrics is not achieved, the resulting payout as a percentage of target is 0%, and no payouts are made under the metric.
The table below sets forth the performance metrics and their respective weightings and thresholds as well as the 2019 performance under each metric:
	2019 Metric Goals				2019 Performance
Performance Metric	Weighting	Threshold Payout (50%)	Target Payout (100%)	Maximum Payout (200%)	Performance	Payout as % of Target	Aggregate Target Bonus % Earned
EBITDA(1)	40.00%	$420.42M	$467.13M	$513.84M	$347.98M	0.00%	0.00%
Cost of Coal Sales per Ton Sold – Met(2)	20.00%	$84.20	$79.43	$77.05	$84.90	0.00%	0.00%
Cost of Coal Sales per Ton Sold – Steam(2)	10.00%	$44.10	$41.60	$40.35	$45.01	0.00%	0.00%
Safety – NFDL(3)	20.00%	2.76	2.51	2.38	2.04	200.00%	40.00%
Environmental Compliance(4)	10.00%	114	88	75	35	200.00%	20.00%
Total	100%						60%
(1)
CIB EBITDA was $347.98 million in 2019 under the formula adopted by the compensation committee and, as a result, the threshold performance goal was not achieved, resulting in no payout pursuant to the EBITDA metric. CIB EBITDA was calculated as follows: 2019 Income from Continuing Operations plus Interest Expense, Income Tax Expense, Depreciation, Depletion and Amortization, and Amortization of Acquired Intangibles, less Interest Income and Income Tax Benefit (“EBITDA”), and excluding the following (i) CIB, Operations, Safety, Environmental Bonus (“OSEB”), and stock compensation expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with Asset Retirement Obligations (“ARO”), (iv) Costs, Revenues, Gains or Losses associated with board approved future and completed business combinations, capital market transactions, reorganizations and/or restructuring programs (including severance/separation costs), and (v) Extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board.

(2)
CIB Cost of Coal Sales per Ton Sold was $84.90 for metallurgical coal sales and $45.01 for steam coal sales in 2019 under the formula adopted by the compensation committee and, as a result, the threshold performance goal was not achieved on either metric, resulting in no payout. CIB Cost of Coal Sales per Ton Sold was calculated as follows: Weighted Average 2019 Cost of Coal Sales per Ton Sold, excluding the following (i) CIB, OSEB, stock compensation and sales related expenses, (ii) Impairment of tangible and intangible assets and related charges, (iii) Gains or Losses associated with ARO or idled assets, (iv) Costs, Revenues, Gains or Losses associated with board approved future and completed business combinations, reorganizations and/or restructuring programs (including severance/separation costs), (v) Costs, Revenues, Gains or Losses associated with coal purchased from third parties, and (vi) Extraordinary, unusual, infrequent or non-recurring items not encompassed in the above exclusions, as determined by the board.
(3)
CIB Non-Fatal Days Lost (“NFDL Rate”) was 2.04 in 2019, meaning that the safety objective was achieved at 118.7% of the target, which resulted in a pay-out under this objective, after interpolation, of 200% of target. NFDL Rate is a standard established by the Mine Safety and Health Administration and is widely used by coal companies to judge their safety performance.

(4)
CIB Environmental Compliance, which is measured by the total number of water quality exceedances, excluding selenium, was 35 in 2019 under the formula adopted by the compensation committee and, as a result, 160% of the target performance goal was achieved resulting in a payout pursuant to this metric of 200% of target.

Targets and Payouts for 2019
The compensation committee sets the target amount of executives’ bonus opportunities to be at or around the median of competitors and industry peers. Potential 2019 bonus payouts for our NEOs who participated in the CIB ranged from 0% to 200% of the target opportunity, based on the achievement of performance metrics.
Payouts under the Bonus Plan are typically made following the completion of the applicable fiscal year, after achievement of performance metrics for the year have been determined. For 2019, performance was measured as of December 13, 2019 based on the metrics’ actual performance levels through November and the forecasted performance for December. These payouts were made on January 3, 2020.
The following table sets forth the payouts earned by each participating NEO pursuant to the Bonus Plan for 2019. Each NEO’s annual bonus payment equaled 60% of his target bonus amount.
Officer	2019 Base Salary ($)	2019 Annual Target Bonus Opportunity (as a % of base salary)	2019 Target Bonus ($)	2019 Actual Performance as a % of Target Bonus	2019 CIB Bonus ($)
Charles Andrew Eidson	500,000	100%	500,000	60.00%	300,000
Jason E. Whitehead	475,000	100%	475,000	60.00%	108,300(1)
Kevin S. Crutchfield	1,045,000	125%	1,306,250	60.00%	0(2)
Mark M. Manno	500,000	100%	500,000	60.00%	458,904(3)
J. Scott Kreutzer	475,000	100%	475,000	60.00%	415,137(3)
Kevin L. Stanley	400,000	75%	300,000	60.00%	262,192(3)
(1)	The 2019 CIB bonus paid to Mr. Whitehead was pro-rated to reflect his partial year of service.
(2)
In connection with his resignation from the Company, Mr. Crutchfield forfeited his 2019 CIB bonus. See “Potential Payments on Termination and Change in Control—Chief Executive Officers—Kevin S. Crutchfield”.

(3)
In connection with the termination of their employment from the Company and pursuant to the terms of the KESP, the 2019 bonuses paid to Messrs. Manno, Kreutzer and Stanley were based on target levels and pro-rated for the portion of 2019 each executive was employed by the Company. See “Non-CEO Severance and Change in Control Agreements”.

Long-Term Incentive Awards
In 2016, when the Company was still private, the Company adopted, and stockholders approved, the MIP, under which grants of RSUs, restricted stock, stock options and vested shares of our common stock were made to our NEOs and other executives, non-employee directors and key employees.
The Company adopted the 2018 LTIP on April 29, 2018, pursuant to which awards of stock options, stock appreciation rights, restricted stock, RSUs, performance awards and other cash- and stock-based awards may be granted to our employees, consultants and non-employee directors. Upon becoming a public company in November 2018, we introduced a new long-term incentive program under the 2018 LTIP which consists of grants of RSUs and PSUs. In connection with his appointment as CEO in July 2019, Mr. Stetson received a sign-on RSU grant for 32,700 shares of our common stock that are scheduled to vest in equal installments on each of July 29, 2020, 2021 and 2022. Other than the retention RSUs granted to Messrs. Manno, Eidson, Kreutzer and Stanley (as described below under “2019 Executive Retention Awards”), no other RSUs were granted to our NEOs in 2019.
PSUs granted in 2019 are scheduled to vest on February 9, 2022, subject to the employee’s continued employment through such date and the satisfaction of performance conditions that are based 75% on the Company’s achievement of relative total shareholder return as compared to the median of its comparator group and 25% on the Company’s achievement of absolute total shareholder return during a three-year performance period. We chose to include PSUs in our mix of equity awards because these awards more closely align our executives’ long-term incentive compensation to shareholder returns, and reward superior performance over peer companies, while also retaining a retentive element through time-based vesting requirements. The performance period for awards granted in 2019 will be January 1, 2019 through December 31, 2021. Any vested PSUs will be paid following February 9, 2022 in the form of shares of our common stock, with potential payouts ranging from 0% to 200% of target levels for the portion of PSUs tied to absolute total shareholder return (aTSR) and 0% to 400% for the portion of PSUs tied to relative total shareholder return (rTSR). The following number of target PSUs were granted to our NEOs on February 9, 2019: Kevin S. Crutchfield, 31,319 shares; Charles A. Eidson, 7,829 shares; Mark M. Manno, 7,829; and J. Scott Kreutzer: 7,438 shares; and Kevin L. Stanley: 5,480 shares. Messrs. Stetson and Whitehead did not receive PSU grants in 2019.
2019 Executive Retention Awards
In connection with their appointments as interim co-chief executive officers in May 2019, the compensation committee approved retention awards to each of Messrs. Eidson and Manno, which consisted of (i) two cash payments, each in the amount of $300,000, paid on May 7, 2019 and November 7, 2019, respectively, and (ii) a grant of 5,009 RSUs having a value of $299,989 on the grant date, scheduled to vest on May 7, 2020, subject to the executive’s continued employment through such date, except that such RSUs would become fully vested in the event of a termination of employment by the Company for any reason other than for cause.
The compensation committee also approved retention payments to each of Messrs. Kreutzer and Stanley in May 2019, which consisted of (i) cash payments of $158,333 for Mr. Kreutzer and $133,333 for Mr. Stanley, each payable on November 7, 2019, (ii) additional cash payments of $158,333 for Mr. Kreutzer and $133,333 for Mr. Stanley, each scheduled to vest on May 7, 2020, subject to the executive’s continued employment through such date, except that such cash payment would be payable upon a termination of employment by the Company for any reason other than for cause and (iii) a grant of 2,643 RSUs to Mr. Kreutzer, having a value of $158,289 on the grant date, and a grant of 2,226 RSUs to Mr. Stanley, having a value of $133,315 on the grant date, each scheduled to vest on May 7, 2020, subject to the executive’s continued employment through such date, except that such RSUs would become fully vested in the event of a termination of employment by the Company for any reason other than for cause.

2020 Compensation Decisions
Based on a review of the Company’s historical grant practices and compensation objectives, the compensation committee and the board determined in February 2020 that there was an insufficient number of shares available for issuance under the 2018 LTIP to make the annual grants under the 2018 LTIP that the compensation committee believes were appropriate to fulfill the Company’s long-term compensation objectives. As a result of this shortfall, the compensation committee approved the adoption of an interim long-term incentive framework for 2020 that is comprised of a combination of both equity-based and cash-based awards, as follows: (i) 14% of each award was granted in the form of stock-settled RSUs that are scheduled to vest in equal installments on each of February 18, 2021, 2022 and 2023; (ii) 21% of each award was granted in the form of a time-based cash award that is scheduled to vest in full on February 18, 2023; and (iii) 65% of each award was granted in the form of a performance-based cash award that is scheduled to vest at the end of a three-year performance period, from January 1, 2020 through December 31, 2022, based on the achievement of safety, production and relative total shareholder return performance metrics. The performance-based component of the award will have potential payouts ranging from 0% to 200% of target levels. In February 2020, Messrs. Eidson and Whitehead received awards under this new framework having aggregate target award values of $1,000,000 and $950,000, respectively.
For 2020, Mr. Stetson’s long-term incentive award was comprised of two stock-settled components in accordance with the terms of his employment agreement, as follows: (i) 35% of his award was granted in the form of RSUs that are scheduled to vest in equal installments on each of February 18, 2021, 2022 and 2023, and (ii) 65% of the award was granted in the form of PSUs that are scheduled to vest at the end of a three-year performance period, from January 1, 2020 through December 31, 2022, based on the achievement of the same safety, production and relative total shareholder return performance metrics as for the performance-based cash awards granted to the other long-term incentive plan participants for 2020.
Deferred Compensation
Our NEOs are eligible to participate in the Deferred Compensation Plan which permits certain of our highly-compensated employees to receive supplemental retirement benefits in excess of the tax-qualified plan limits under the Internal Revenue Code. The Deferred Compensation Plan is designed to further the interests of our stockholders by helping us attract and retain key talent by providing them with these additional retirement benefits. Under the Deferred Compensation Plan, we maintain a supplemental retirement account for each participant to which we credit annual contributions equal to the sum of (i) the participant’s compensation, if any, that is in excess of the federal tax-qualified plan limit under Section 401(a)(17) of the Internal Revenue Code multiplied by the aggregate matching company contribution percentage for our tax-qualified retirement plans in effect for the applicable year (4% for our 401(k) plan in 2019), plus, in the discretion of our compensation committee (ii) a discretionary contribution in an amount equal to a percentage of the participant’s eligible compensation under our tax-qualified plans (none in 2019).
Upon a participant’s termination of employment without cause or by the participant for good reason, involuntary termination in connection with a change in control (as determined by the Company in its discretion prior to the change in control) or due to death or disability (all as defined in the participant’s employment agreement or the Deferred Compensation Plan), the participant will receive a pro-rated credit as of December 31st of the year for which the contribution was made. All contributions made to participant accounts are fully vested when credited.
CEO Employment Agreements and Executive Offer Letters
Our chief executive officer has historically entered into an employment agreement with the Company, which is intended to retain and competitively compensate the executive for his position with the Company and provide severance benefits on specified terminations of employment. The terms of the employment agreements entered into with Messrs. Crutchfield and Stetson, including the severance amounts payable to Mr. Stetson under the terms of his employment agreement in connection with a qualifying termination of employment are described under “Potential Payments on Termination and Change in Control—Chief Executive Officers”. Mr. Crutchfield’s resignation from the Company was other than for good reason under the terms of his employment agreement. Accordingly, Mr. Crutchfield did not receive any severance payments or benefits as a result of his resignation.
No other NEOs have individual employment agreements with the Company, but each of our executive officers (other than our CEOs) executed an offer letter with the Company upon the executive’s commencement of employment. The offer letters set forth the general terms of the executive’s compensation, including annual base salary, target annual bonus opportunity under the CIB (as a percentage of base salary), target annual long-term incentive award value (as a percentage of base salary) and severance multiple under the KESP.
Non-CEO Severance and Change in Control Arrangements
Our NEOs other than Mr. Stetson are participants in our KESP, which provides participants with severance benefits following a qualifying termination of employment and enhanced benefits in connection with a change in control. The terms and estimated amounts of these benefits are described below under “Potential Payments on Termination and Change in Control—Key Employee Separation Plan”.
The compensation committee believes these change in control and termination provisions are necessary to ensure that the actions and recommendations of senior management and other employees with respect to change in control transactions are in our and our stockholders’ best interests, and to reduce the distraction regarding the impact of such a transaction on the employment status of an NEO. These programs were reviewed by our board who concluded that the terms of these programs were in line with market practices.
The CEO’s employment agreement and the KESP do not provide for payment to cover “golden parachute” excise taxes imposed under Section 4999 of the Internal Revenue Code. Rather, payments due in connection with a change of control to participants will be reduced to the extent necessary to avoid the excise tax, unless it is determined that the net after-tax benefits to a participant would be greater if the reductions were not imposed (i.e., “best net” treatment).
The departures of Messrs. Kreutzer and Stanley on November 15, 2019 and Mr. Manno on December 1, 2019 were under circumstances entitling each executive to receive the severance payments and benefits under the terms of the KESP, as set forth in the following table. Except for the COBRA Benefits and Life Insurance Benefits, as described below, and any PSUs that remain outstanding following the termination date, all amounts were paid to Messrs. Kreutzer, Stanley and Manno in a lump sum within 60 days of the termination date.
Executive	Cash Severance(1) ($)	Value of Equity Award Acceleration(2) ($)	Pro-Rata Bonus(3) ($)	COBRA Benefits and Life Insurance Benefits(4) ($)	Outplacement Services ($)	Total ($)
Mr. Kreutzer	1,425,000	133,571	415,137	36,439	15,000	2,025,147
Mr. Stanley	1,050,000	131,733	262,192	36,439	15,000	1,495,364
Mr. Manno	1,500,000	201,274	458,904	36,439	15,000	2,211,617
(1)	Reflects a lump sum cash payment equal to (x) the sum of (A) base salary plus (B) 2019 target bonus multiplied by (y) 1.5 (i.e., the executive’s severance multiple under the KESP).
(2)
Reflects the value of accelerated vesting of any equity awards outstanding as of the applicable termination date. Outstanding PSUs continue to be subject to the attainment of the applicable performance conditions.

(3)	Reflects the pro-rated portion of the executive’s 2019 bonus under the CIB, based on target levels.

(4)
Reflects payment by the Company for Consolidated Omnibus Budget Reconciliation Act (COBRA) health and dental insurance premiums (the “COBRA Benefits”) and life insurance premiums for the executive and his dependents (the “Life Insurance Benefits”) until the earliest of the executive obtaining the age of 65, the date he becomes eligible to participate in another employer’s group health plan and 18 months following the date of termination. Mr. Manno’s COBRA Benefits did not begin until January 1, 2020.

Retirement and Other Benefits
Our NEOs are eligible to participate in our employee benefit plans provided to other employees, including health and welfare benefits and our 401(k) plan. For 2019, we made matching contributions of up to 100% of the first 3% and 50% of next 2% (aggregate of 4%) of a participant’s contributions. For 2019, the Company did not make a qualified non-elective in addition to the matching contributions.
Tax and Accounting Considerations
We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. As a private company, we did not consider the accounting impact as a material factor in determining the equity award amounts for our executive officers. However, since we became a public company the compensation committee has considered the accounting impact of equity awards in addition to considering the impact to dilution and overhang when deciding the amounts and terms of equity grants.
We do not require executive compensation to be tax deductible for our Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer and certain other executive officers. As a private company, we were not subject to the deductibility limit of Section 162(m), and did not take such limit into consideration in setting compensation for our executive officers because Section 162(m) did not apply to us. Following the expiration of any transition period that may continue to be available to us as a newly public company and taking into account other transition relief that may be available, we expect that the compensation committee will consider the tax deductibility of compensation, but will be fully authorized, in the exercise of its business judgment and in accordance with its compensation philosophy, to approve compensation that is not tax deductible when it believes that such payments are in our stockholders’ best interests.
Risk Assessment of Compensation Programs
Our compensation committee, after considering the input of its independent compensation consultant, conducted an assessment of the risks associated with our compensation policies and programs, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on us.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the compensation committee is, or ever has been, an employee or an officer of our Company. During 2019, none of our executive officers served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of our compensation committee, and none of our executive officers served as a member of the compensation committee of another company, one of whose executive officers served as one of our directors.

2019 SUMMARY COMPENSATION TABLE
The following summary compensation table sets forth information concerning the compensation of our NEOs for the fiscal years ended December 31, 2019, 2018 and 2017.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total
David J. Stetson Chief Executive Officer	2019	411,933	450,000	1,252,083	—	—	—	50,067	2,164,083
Charles Andrew Eidson EVP and Chief Financial Officer(8)	2019	500,000	600,000	784,789	—	300,000	—	13,360	2,198,149
	2018	500,000	1,000,000	749,925	—	698,205	96,414	22,000	3,066,544
	2017	500,000	—	2,976,811	504,708	487,145	53,086	792,636	5,314,385
Jason E. Whitehead EVP and Chief Operating Officer	2019	151,635	—	—	—	108,300	—	22,122	282,057
Mark M. Manno Former EVP, Chief Administrative and Legal Officer and Secretary(8)	2019	496,794	600,000	784,789	—	458,904	—	1,529,440	3,869,927
	2018	500,000	1,000,000	749,925	—	698,205	96,414	22,000	3,066,544
	2017	500,000	—	2,976,811	504,708	487,145	53,086	792,636	5,314,385
J. Scott Kreutzer Former EVP and Chief Strategy Officer	2019	464,583	316,667	618,880	—	415,137	—	1,463,299	3,278,566
	2018	388,891	700,000	524,925	—	418,923	55,097	22,000	2,109,836
Kevin L. Stanley Former EVP and Chief Commercial Officer	2019	388,717	266,667	472,664	—	262,192	—	1,079,870	2,470,110
	2018	400,000	700,000	524,925	—	418,923	61,448	22,000	2,127,296
Kevin S. Crutchfield Former Chief Executive Officer	2019	412,639	—	1,939,425	—	—	—	18,255	2,370,319
	2018	1,045,000	3,000,000	2,250,000	—	1,824,061	274,669	40,814	8,434,544
	2017	1,045,000	—	14,895,120	2,525,411	1,272,666	221,427	3,983,972	23,943,595
(1)
The values set forth in this column for the fiscal year ending December 31, 2019 represent the salaries paid for the period of January 1, 2019 to May 6, 2019 for Mr. Crutchfield, the period of July 29, 2019 to December 31, 2019 for Mr. Stetson, the period of August 14, 2019 to December 31, 2019 for Mr. Whitehead, the period of January 1, 2019 to December 2, 2019 for Mr. Manno and the period of January 1, 2019 to November 15, 2019 for each of Messrs. Kreutzer and Stanley. Mr. Crutchfield resigned from his position as chief executive officer effective May 6, 2019. Mr. Stetson joined the Company as chief executive officer effective July 29, 2019 and Mr. Whitehead joined the Company as chief operating officer effective August 14, 2019. Mr. Manno left the Company effective December 2, 2019. Messrs. Kreutzer and Stanley left the Company effective November 15, 2019. Amounts for Mr. Stetson also include $46,548 in respect of his annual cash retainer and fees paid in connection with his service as a non-employee director from January 2019 through April 2019.

(2)
For 2019, the values set forth in this column reflect (i) special retention bonuses paid to Messrs. Eidson, Manno, Kreutzer and Stanley, as described under “2019 Executive Retention Awards” and (ii) Mr. Stetson’s discretionary 2019 bonus provided under the terms of his employment agreement, as described “Potential Payments on Termination and Change in Control—Chief Executive Officers—David J. Stetson”. For 2018, the values set forth in this column reflect a one-time bonus paid to Messrs. Eidson, Manno, Kreutzer, Stanley and Crutchfield in conjunction with the closing of the Company’s merger with Alpha Natural Resources Holdings, Inc. in November 2018.

(3)
The values set forth in this column reflect the aggregate grant date fair value of awards (which for PSUs, is based on the probable outcome and excludes the effect of estimated forfeitures) computed in accordance with FASB ASC Topic 718. These amounts, which do not correspond to the actual value that may be realized by our NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our 2019 Annual Report. For 2019, PSUs were granted to Messrs. Eidson, Manno, Kreutzer, Stanley and Crutchfield on February 9, 2019 with a grant date fair value of $50.60 per share for the aTSR performance component and a grant date fair value of $65.70 per share for the rTSR performance component. Assuming maximum achievement of performance conditions, the values of the PSUs at the grant date were: Mr. Eidson, $1,741,048, Mr. Manno, $1,741,048, Mr. Kreutzer, $1,654,130, Mr. Stanley $1,218,752, and Mr. Crutchfield, $6,965,305. RSUs were granted to Messrs. Eidson, Manno, Kreutzer and Stanley on May 7, 2019 with a grant date fair value of $59.89 per share and to Mr. Stetson on July 29, 2019 with a grant date fair value of $38.29 per share.

For 2018, the RSUs were granted on November 12, 2018 with a grant date fair value of $75.00 per share. For 2017, the common stock awards set forth in this column were granted on March 7, 2017 with a grant date fair value of $65.50 per share and July 13, 2017 with a grant date fair value of $68.00 per share.

As described under “Potential Payments on Termination and Change in Control—Chief Executive Officers—Kevin S. Crutchfield,” Mr. Crutchfield’s outstanding unvested stock awards and option awards were forfeited in connection with his resignation from employment. As described under “Non-CEO Severance and Change in Control Arrangements,” outstanding stock awards and option awards held by Messrs. Manno, Kreutzer and Stanley were fully vested in connection with the termination of their employment, other than PSUs which remain outstanding and continue to be subject to the attainment of the applicable performance conditions.

(4)
The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. These amounts, which do not correspond to the actual value that may be realized by our NEOs, were calculated using the Black-Scholes option-pricing model based upon the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our 2019 Annual Report. The options set forth in this column were granted on March 7, 2017 with a grant date fair value of $37.44 per share. The Company elected to grant the options with an exercise price based upon the greater of (i) the closing price of a share on the grant date or (ii) the volume-weighted average price for the 30-day period ending on the grant date. As a result, the exercise price of the options set forth in this column was set at $66.13.

(5)
The values set forth in this column represent annual bonuses earned under our Bonus Plan in respect of 2019 performance based on achievement of the performance metrics described under “2019 Annual Bonuses”. In connection with the termination of their employment, Messrs. Manno, Kreutzer and Stanley received, as severance, a pro-rated portion of their 2019 bonuses, based on target levels. Mr. Crutchfield forfeited his 2019 bonus in connection with his resignation.

(6)
The values set forth in this column represent deferred compensation earnings earned in respect of 2017 and 2018 based upon eligible compensation earned during the year under the Deferred Compensation Plan. For 2019, there were no above-mark or preferential earnings on non-qualified deferred compensation.

(7)
The values set forth in this column include for 2019 (i) employer 401(k) contributions for Messrs. Stetson, Eidson, Manno, Kreutzer, Stanley and Crutchfield of $11,200 each and for Mr. Whitehead of $6,065, (ii) imputed income on group term life insurance for Messrs. Stetson ($10,829), Eidson ($2,160), Whitehead ($683), Manno ($3,240), Kreutzer ($2,925), Stanley ($1,645), and Crutchfield ($7,055), (iii) reimbursements for automobile, housing costs and first class commercial round-trip flights for Mr. Stetson ($18,681), (iv) automobile allowances paid to Messrs. Kreutzer ($7,150) and Whitehead ($250), (v) a mobile allowance paid to Mr. Whitehead ($300), and (vi) amounts paid as cash severance and outplacement services to Messrs. Manno ($1,515,000), Kreutzer ($1,440,000) and Stanley ($1,065,000) in connection with the termination of their employment, other than the value of equity award acceleration and pro-rata bonus for 2019. A complete description of the amounts paid to Messrs. Manno, Kreutzer and Stanley in connection with the termination of their employment (including the value of equity award acceleration and the pro-rata bonus) is described under “Non-CEO Severance and Change in Control Arrangements”.

These amounts also reflect COBRA continuation coverage for 2019 paid to Messrs. Kreutzer ($2,024) and Stanley ($2,024) in connection with the termination of their employment and for 2018 paid to Messrs. Stetson ($9,357) and Whitehead ($14,823) in connection with the termination of their employment at the time of the Company’s merger with Alpha Natural Resources Holdings, Inc.

(8)	Messrs. Eidson and Manno also served as interim co-chief executive officers from May 7, 2019 through July 28, 2019.

2019 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2019.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
David J. Stetson	7/29/2019	—			—	—	—	32,700	1,252,083
Charles Andrew Eidson	—	250,000	500,000	1,000,000	—	—	—	—	—
	2/9/2019	—			979	1,958	3,916	—	99,075
	2/9/2019	—			1,468	5,871	23,484	—	385,725
	5/7/2019	—						5,009	299,989
Jason E. Whitehead	—	90,250	180,500	361,000	—	—	—	—	—
Mark M. Manno	—	250,000	500,000	1,000,000	—	—	—	—	—
	2/9/2019	—			979	1,958	3,916	—	99,075
	2/9/2019	—			1,468	5,871	23,484	—	385,725
	5/7/2019	—			—	—	—	5,009	299,989
J. Scott Kreutzer	—	237,500	475,000	950,000	—	—	—	—	—
	2/9/2019	—			930	1,860	3,720	—	94,116
	2/9/2019	—			1,395	5,578	22,312	—	366,475
	5/7/2019	—						2,643	158,289
Kevin L. Stanley	—	150,000	300,000	600,000	—	—	—	—	—
	2/9/2019	—			685	1,370	2,740	—	69,322
	2/9/2019	—			1,028	4,110	16,440	—	270,027
	5/7/2019	—			—	—	—	2,226	133,315
Kevin S. Crutchfield	—	653,125	1,306,250	2,612,500	—	—	—	—	—
	2/9/2019	—			3,915	7,830	15,660	—	396,198
	2/9/2019	—			5,872	23,489	93,956	—	1,543,227
(1)
The amounts in this column reflect the range of the annual bonuses under our Bonus Plan that our NEOs were potentially eligible to earn in respect of performance in 2019 as described under “2019 Annual Bonuses.”

(2)
This column shows the number of shares of common stock subject to PSUs granted on February 9, 2019 under the 2018 LTIP. For rTSR PSUs, the minimum future payout is dependent on the final peer group median TSR and allows for payout if the Company rTSR compared to the median TSR is less than -12.3% to -25.5%. The percentage of rTSR units earned is 100% of target minus 3% for each 1% of rTSR achieved below the median TSR resulting in a minimum payout approximately 25% of target. The maximum payout for rTSR PSUs cannot exceed 400% in any scenario. For aTSR PSUs, the minimum future payout is 50% and the maximum is 200%.

(3)	This column shows the number of shares of common stock underlying RSUs granted on May 7, 2019 and July 29, 2019 under the 2018 LTIP.
(4)
The grant date fair value calculations are computed in accordance with FASB ASC Topic 718, based upon the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our 2019 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2019 FISCAL YEAR END
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2019.
		Option Awards				Stock Awards
Officer	Grant Date	Numbers of Securities Underlying Unexercised Options Exercisable (#)	Numbers of Securities Underlying Unexercised Unearned Options(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Number of Unearned Performance Share Units That Have Not Vested(4) (#)	Market or Payout Value of Unearned Performance Share Units That Have Not Vested(5) ($)
David J. Stetson	7/29/2019	—	—	—	—	32,700	295,935	—	—
Charles Andrew Eidson	3/7/2017	8,978	4,501	66.13	3/7/2027	—	—	—	—
	3/7/2017	—	—	—	—	14,893	134,782	—	—
	7/13/2017	—	—			275	2,489	—	—
	11/12/2018	—	—			9,999	90,491	—	—
	5/7/2019	—	—			5,009	45,331	—	—
	2/9/2019	—	—	—	—	—	—	2,447	22,145
Jason E. Whitehead		—	—					—	—
Mark M. Manno	3/7/2017	13,479	—	66.13	12/1/2020	—	—	—	—
	2/9/2019	—	—	—	—	—	—	2,447	22,145
J. Scott Kreutzer	3/7/2017	4,087	—	66.13	11/15/2020	—	—	—	—
	2/9/2019	—	—	—	—	—	—	2,325	21,041
Kevin L. Stanley	3/7/2017	4,296	—	66.13	11/15/2020	—	—	—	—
	2/9/2019	—	—					1,713	15,503
Kevin S. Crutchfield		—	—					—	—
(1)	The options in this column vested on March 7, 2020.
(2)
Mr. Stetson’s RSUs granted on July 29, 2019 vest in equal installments on each of the first, second and third anniversaries of the grant date. The remaining vesting tranche of Mr. Eidson’s March 7, 2017 and July 13, 2017 restricted stock awards vested on March 7, 2020. Mr. Eidson’s RSUs granted on November 12, 2018 vest in equal installments on each of February 9, 2020, 2021 and 2022 and Mr. Eidson’s RSUs granted May 7, 2019 vested on May 7, 2020.

  As described under “Non-CEO Severance and Change in Control Arrangements,” outstanding equity awards held by Messrs. Manno, Kreutzer and Stanley fully vested in connection with the termination of their employment, other than PSUs which remain outstanding and continue to be subject to the attainment of the applicable performance conditions. As described under “Potential Payments on Termination and Change in Control—Chief Executive Officers—Kevin S. Crutchfield,” Mr. Crutchfield’s outstanding unvested equity awards were forfeited in connection with his resignation from employment
(3)
The market value calculations reported in this column are computed by multiplying $9.05, the closing market price per share of our common stock on December 31, 2019, by the number of shares or units underlying the award, respectively.

(4)
PSUs in this column were granted on February 9, 2019 for the 2019-2021 performance period and assume threshold achievement of performance goals. Any payments under these performance share units will be determined based on actual performance through 2021. In connection with the termination of Messrs. Manno, Kreutzer and Stanley’s employment from the Company and pursuant to the terms of the KESP, the service component of their February 9, 2019 PSUs were deemed vested and any payments under these performance share units will be determined based on actual performance through 2021.

(5)
The market value calculations reported in this column are computed by multiplying $9.05, the closing market price per share of our common stock on December 31, 2019, by the number of units underlying the award. See “Long-Term Incentive Awards” for a description of how payouts for PSUs are determined. If earned, the awards will be paid after the end of the 2019-2021 performance period in unrestricted shares of common stock.

OPTION EXERCISES AND STOCK VESTED IN 2019
The following table details information about options exercised (if any) by our NEOs and the vesting of stock awards held by our NEOs during the fiscal year ended December 31, 2019.
	Option Awards		Stock Awards(1)
Name	Numbers of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David J. Stetson(2)	—	—	631	35,557
Charles Andrew Eidson	30,030	1,627,307	15,124	869,630
Jason E. Whitehead	—	—	—	—
Mark M. Manno(3)	30,030	1,641,510	45,300	1,070,904
J. Scott Kreutzer(3)	9,010	439,332	18,823	397,094
Kevin L. Stanley(3)	9,010	400,566	18,848	407,963
Kevin S. Crutchfield	150,150	7,824,679	75,674	4,351,255
(1)	The value of the stock awards realized upon vesting is based on the closing price per share of our common stock on the award vesting date.
(2)	Reflects the vesting of RSUs granted to Mr. Stetson in 2018 in connection with his service as a non-employee director.
(3)
Includes the value of acceleration of equity awards in connection with the termination of employment of Messrs. Manno, Kreutzer and Stanley, as described under “Non-CEO Severance and Change in Control Arrangements.”

NONQUALIFIED DEFERRED COMPENSATION
The following table provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2019. The material terms of the Deferred Compensation Plan are described above under “Deferred Compensation.”
Name	Executive Contributions in Last fiscal year ($)	Registrant Contributions in Last fiscal year ($)(1)	Aggregate Earnings in Last fiscal year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David J. Stetson	—	—	—	—	—
Charles Andrew Eidson	—	—	4,581	—	144,696
Jason E. Whitehead	—	—	—	—	—
Mark M. Manno	—	—	4,581	—	144,702
J. Scott Kreutzer	—	—	2,103	—	66,417
Kevin L. Stanley	—	—	2,505	—	79,144
Kevin S. Crutchfield	—	—	12,177	(501,168)	—
(1)	The Company did not make any contributions to the Deferred Compensation Plan for the 2019 plan year.
(2)	Amounts reflect interest credited to NEOs’ accounts during 2019.
(3)	Amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Table for previous years.

POTENTIAL PAYMENTS ON TERMINATION AND CHANGE IN CONTROL
Each of our NEOs may be eligible to receive benefits under the circumstances described below if the officer experiences a qualifying termination of employment or we undergo a change in control.
Chief Executive Officers
Kevin S. Crutchfield
Mr. Crutchfield served as the Company’s chief executive officer until his resignation on May 6, 2019, under the terms of an employment agreement entered into with the Company on July 26, 2016. As chief executive officer, Mr. Crutchfield’s annual base was $1,045,000 and his annual target bonus opportunity was 125% of base salary, subject to any applicable performance criteria. He also participated in the Company’s equity incentive plans, as described under “Executive Compensation Process” above.
Mr. Crutchfield resigned from the Company without good reason under the terms of his employment agreement. Accordingly, Mr. Crutchfield forfeited his 2019 bonus under the Bonus Plan and his outstanding unvested equity awards under the MIP and 2018 LTIP, and he was not entitled to receive any severance payments or benefits as a result of his resignation. His employment agreement provided that Mr. Crutchfield’s post-employment non-competition and non solicitation covenants would only apply if the Company agreed to pay a cash payment equal to two and one-half times base salary plus two and one-half times annual target bonus for the year of termination. The compensation committee elected to forego making such payment, and therefore Mr. Crutchfield is not subject to any post-employment non-competition and non-solicitation obligations.
David J. Stetson
Under the terms of his July 29, 2019 employment agreement, Mr. Stetson will serve as the Company’s chief executive officer until July 29, 2021 and during any renewal period (this term automatically renews for successive 12-month periods unless terminated by either party with 90 days’ written notice). Mr. Stetson’s annual base salary is $1,000,000 and, beginning in 2020, his annual target bonus opportunity is 125% of base salary, subject to any applicable performance criteria. For 2019, Mr. Stetson was eligible to receive an annual bonus in the amount of $450,000 or such higher amount as determined by the compensation committee in its discretion. In addition, Mr. Stetson received a sign-on RSU award under the 2018 LTIP with respect to 32,700 shares of our common stock that will vest in equal installments on each of July 29, 2020, 2021 and 2022, and, commencing in 2020, is eligible to receive an annual stock award having a fair market value as of the grant date of $3,000,000 consisting of a combination of RSUs and PSUs (as determined by the compensation committee in its discretion, except that with respect to 2020, 35% of Mr. Stetson’s award would consist of RSUs and 65% of the award would consist of PSUs).
From July 29, 2019 through January 29, 2020, the Company reimbursed Mr. Stetson for up to $10,000 per month for automobile and housing costs in the Bristol, Tennessee metropolitan area and for the cost of up to three first class commercial round-trip flights per month between Bristol, Tennessee and Fort Walton Beach, Florida.
If Mr. Stetson is terminated without cause (where “cause” includes his gross negligence or willful misconduct in the performance of his duties, conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude, engaging in fraudulent or criminal activity, material violation of any Company policy, breach of his employment agreement, any continuing or repeated failure or refusal to perform his material duties as requested by our board, or conduct which bring the Company into public disgrace or disrepute in any material respect) or resigns for good reason (which includes a material reduction in his salary or target bonus opportunity, a material diminution in his position, authority, duties or responsibilities, or a material relocation), he will be entitled to receive the following severance benefits, subject to his execution of a release of claims:
•
an amount equal to two times base salary plus two times the target annual bonus for the year in which the termination occurs, payable in equal installments for 24 months following the date of termination;

•
service-vesting of outstanding equity awards on a pro rata basis, based on the period of time that Mr. Stetson was employed during the applicable vesting period for such tranche, with any such awards that are also subject to performance-vesting conditions remaining outstanding subject to the achievement of the applicable performance goals as provided under the terms of the applicable award agreement; and

•	the COBRA Benefits and Life Insurance Benefits.
If Mr. Stetson is terminated for any reason other than cause or resigns for good reason during the period beginning 90 days prior to and ending one year following a change in control (as defined in the agreement), he will be entitled to receive the following enhanced severance benefits:
•
an amount equal to two and one-half times base salary plus two and one-half times the 2019 Bonus or the annual target bonus, as applicable, for the year in which the termination occurs, payable in equal installments for 30 months following the date of termination;

•	service-vesting of all equity awards with any such awards that are also subject to performance-vesting conditions remaining outstanding subject to the achievement of the applicable performance goals;
•	a lump sum cash payment of the pro rata share of his annual bonus, based on target performance, for the year of termination; and
•	the COBRA Benefits and Life Insurance Benefits.
If Mr. Stetson’s employment is terminated due to death or disability, he will be entitled to receive earned and accrued but unpaid individual bonuses or individual incentive compensation for prior years and the COBRA Benefits and Life Insurance Benefits (other than life insurance in the case of his death).
Upon a termination of his employment, Mr. Stetson is subject to restrictive covenants regarding confidentiality (perpetual), non-competition (during employment and for two years thereafter), and employee and customer non-solicitation (during employment and for two years thereafter).
Key Employee Separation Plan
Our currently-employed NEOs, other than our CEOs, are eligible to receive severance benefits under the KESP.
The KESP provides that if a participant’s employment is terminated by the Company for any reason other than cause, death or disability (all as defined in the KESP) at any time prior to the 90-day period immediately preceding a change in control (as defined in the plan), the participant will be entitled to receive (i) a lump sum cash payment equal to the sum of base salary and target bonus for the year of termination, multiplied by a specified factor of, for our NEOs, 1.5x under the terms of the KESP (the “Severance Multiple”), (ii) accelerated vesting of all outstanding equity awards (with stock options remaining exercisable for a period of up to one-year following the date of termination, and performance-based awards remaining outstanding subject to attainment of the applicable performance goals), (iii) a lump sum annual cash incentive bonus for the year of termination based on target levels, pro-rated through the termination date, (iv) a lump sum cash payment of $15,000 for outplacement services, and (v) the COBRA Benefits and Life Insurance Benefits (the “Severance Benefits”). If a participant’s employment is terminated by the Company for any reason other than cause, death or disability, or if the participant resigns for good reason, during the period beginning three months prior to and ending one year following a change in control of the Company, the participant will be entitled to receive the Severance Benefits, except the Severance Multiple for NEOs will be 2x, as provided by the terms of the KESP.
Participants are required to execute a general release, non-disparagement and non-competition agreement as a condition to receiving the Severance Benefits, which includes restrictive covenants regarding confidentiality (perpetual), non-competition (for one year post-termination), employee and customer non-solicitation (for one year post-termination) and non-disparagement (perpetual).
The table below sets forth information concerning the change in control and severance payments to be made to each of our NEOs (other than for Messrs. Manno, Kreutzer and Stanley whose actual severance payments are reflected in the Summary Compensation Table or described under “Non-CEO Severance and Change in Control Arrangements” above, and other than Mr. Crutchfield, who did not receive any severance as a result of his resignation) in connection with a change in control or termination of employment, presuming a termination date of December 31, 2019. Additional descriptions of the terms of our agreements, plans and arrangements with our NEOs, including the actual severance payments received by Messrs. Manno, Kreutzer and Stanley are set forth above in the Compensation Discussion and Analysis. In addition to the severance amounts set forth in the table below, in the event of a change in control, KESP participants are entitled to receive a lump sum cash bonus based on target levels and pro-rated for the portion of the year that the participant was employed through the change in control date.
The payments and benefits detailed in the table below are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, and any stock options vested as of December 31, 2019 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table).
	Qualifying Termination not in Connection with a Change in Control ($)
Name	Cash Severance ($)	Value of Equity Award Acceleration ($)	Pro-Rata Bonus ($)	Outplacement Services ($)	COBRA Benefits and Life Insurance Benefits ($)	Total ($)
David Stetson	2,900,000	41,102	450,000		36,439	3,427,541
Andrew Eidson	1,500,000	273,093	500,000	15,000	36,439	2,324,532
Jason E. Whitehead	1,425,000	—	475,000	15,000	36,439	1,951,439
	Qualifying Termination in Connection with a Change in Control ($)
Name	Cash Severance ($)	Value of Equity Award Acceleration ($)	Pro-Rata Bonus ($)	Outplacement Services ($)	COBRA Benefits and Life Insurance Benefits ($)	Total ($)
David Stetson	3,625,000	295,935	450,000		36,439	4,407,374
Andrew Eidson	2,000,000	273,093	500,000	15,000	36,439	2,824,532
Jason E. Whitehead	1,900,000	—	475,000	15,000	36,439	2,426,439

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information about our equity compensation plans as of December 31, 2019, all of which have been approved by security holders.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,239,176(1)	$47.78(2)	1,033,773(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,239,176	$47.78	1,033,773
(1)
Includes shares of common stock granted under the MIP, under which awards of restricted stock, RSUs and stock options have been granted, the 2018 LTIP, under which RSUs and PSUs have been granted, the ANR Inc. 2017 Equity Incentive Plan, under which RSUs have been granted, and shares granted under the Series A Warrants Agreement.

(2)	The weighted average exercise price does not take into account the restricted stock awards and RSUs granted under the MIP and 2018 LTIP.
(3)	The number of shares of common stock available for issuance includes 277,266 shares under the MIP and 756,507 shares under the 2018 LTIP.
PAY RATIO
As required by the SEC under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the following information is provided regarding the ratio of the annual total compensation of our chief executive officer, Mr. Stetson, in comparison to the annual total compensation of our median employee. For 2019, the annual total compensation of our median employee was $89,227 and the annual total compensation of our CEO was $2,798,698 (annualized to reflect a full year of service). Therefore, the ratio of these two amounts was 31.4 to 1.
We identified our median employee by using total cash compensation for U.S. individuals who were employed by the Company and its affiliates on December 31, 2019, which included 4,360 employees. Total cash compensation is a consistently applied compensation measure across all of our employees and consists of (1) base salary for salaried employees and annualized base wages for hourly employees; plus (2) annual cash incentive target for our salaried and hourly employees.
Upon identifying our median employee, we then determined the actual annual total compensation for the median employee in the same manner as the Total Compensation column shown for Mr. Stetson in the Summary Compensation Table (which was then annualized to reflect a full year of service). A variety of pay elements were included to determine the total annual compensation for the median employee such as regular wages, overtime, shift premiums, clothing allowance, vacation pay, and taxable awards.
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with the SEC pay ratio disclosure requirements based on our employment records and payroll data. The disclosure requirements for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies and to make reasonable assumptions that reflect their employee populations and consistently applied compensation measures. Therefore, as employee populations and compensation practices vary among these different companies and various methodologies, estimates and assumptions could be used in calculating their own pay ratios, our pay ratio reported above may not be comparable to the pay ratios reported by other companies in our industry.

OTHER INFORMATION
HOUSEHOLDING
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial stockholders who have the same address and last name and who do not participate in electronic delivery or internet access of proxy materials will receive only one copy of our 2019 Annual Report and this Proxy Statement unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. Each stockholder who participates in householding will continue to receive a separate proxy card or notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (866) 540-7095 or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.
INCORPORATION BY REFERENCE
Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Corporate Governance Guidelines, Code of Ethics, and the charters of the audit, compensation, nominating and corporate governance, and safety, health and environmental committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on, and may be obtained at no cost through the investor information section of our website, investors.conturaenergy.com, by telephone to our investor relations department at (423) 573-0300 or by mail to Investor Relations, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail).
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
Our board reviews, approves and monitors transactions involving us and “related persons” (directors, executive officers, nominees to become directors, stockholders owning more than 5% of our common stock, any immediate family member of any of the foregoing persons, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest). Related person transactions are those that meet the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
On June 14, 2019, we entered into a Credit Agreement with Cantor Fitzgerald Securities and other lenders that provides for a senior secured term loan facility in the aggregate principal amount of

$561.8 million with a maturity date of June 14, 2024 (the “Term Loan Credit Facility”). The Term Loan Credit Facility bears an interest rate per annum based on the character of the loan of either 6.00% or 7.00% on or prior to the second anniversary of the closing date and 7.00% or 8.00% thereafter. The lenders under the Term Loan Credit Facility were primarily existing shareholders of the Company as of the agreement date. As such, the Company analyzed various factors of the transaction and concluded the Term Loan Credit Facility was issued at a reasonable market rate and therefore considered to be an arm’s length transaction.
On July 19, 2019, in connection with the bankruptcy filing of Blackjewel, LLC, to which we previously sold the Eagle Butte and Belle Ayr mines located in the PRB, the U.S. Bankruptcy Court approved debtor-in-possession (“DIP”) financing of $2.9 million with DIP lenders, Highbridge Capital Management, LLC and Whitebox Advisors LLC, which were and are shareholders of the Company. The Company entered into an arrangement on July 19, 2019 to purchase the obligations under the DIP financing at the request of the lenders thereunder pursuant to certain terms and conditions.
On September 12, 2019, the Company entered into a common stock repurchase agreement with Whitebox Multi-Strategy Partners, L.P., Whitebox Asymmetric Partners, L.P., Whitebox Credit Partners, L.P. and Whitebox Institutional Partners, L.P., which are existing shareholders of the Company.
Approval Procedures
Whenever a director or executive officer of the Company has any question about whether he or she (or an immediate family member) has a material interest in a transaction between the Company and another entity, person or organization, the director or executive officer shall review the matter with the general counsel. Once identified, the following are the steps we take with respect to approving related party transactions or their amendment:
•
Prior to entering into a covered transaction, notice will be given to our general counsel of the facts and circumstances of the proposed transactions including (i) the related person’s relationship to us and interest in the transaction, (ii) material facts of the proposed transaction (including proposed aggregate value or, in the case of indebtedness, amount of principal that is involved), (iii) benefits to us of the proposed transaction, (iv) if applicable, the availability of other sources of comparable products or services, and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our general counsel will assess whether the proposed transaction is a related person transaction.

•
If our general counsel determines that the proposed transaction is a related person transaction, the proposed transaction will be submitted to our audit committee for consideration at the next committee meeting or, in those instances in which our general counsel, in consultation with our chief executive officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to our chairman of the audit committee (who possesses delegated authority to act between committee meetings).

•
Our chairman of the audit committee or our audit committee, as applicable, will consider the facts and circumstances of the proposed transaction. After our chairman of the audit committee or our audit committee, as applicable, makes a determination regarding the proposed transaction, such decision will be conveyed to our general counsel who will communicate the decision to the appropriate persons at Contura. In the event our chairman of the audit committee reviews the proposed transaction and makes a decision with respect thereto, he or she will report the same to our audit committee at its next meeting.

Ratification Procedures
In connection with this process or otherwise, if our chief executive officer, chief financial officer, or general counsel becomes aware of a “related person” transaction that has not been previously approved or ratified as described above, the following steps are taken:
•
If the transaction is pending or ongoing, it will be submitted to our chairman of the audit committee or audit committee, as applicable, who will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of such transaction.

•
If the transaction is completed, our chairman of the audit committee or audit committee, as applicable, will evaluate the transaction to determine if rescission of the transaction or disciplinary action is appropriate and will request our general counsel to evaluate our controls and procedures to ascertain the reason the transaction was not submitted in accordance with the approval procedures described above and whether any changes to those procedures are recommended.

Ongoing Transactions
Our audit committee reviews annually any previously approved or ratified “related person” transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the committee shall determine if it is in the best interests of the Company and its stockholders to continue, modify or terminate the related person transaction.
STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under SEC Rules
From time to time, stockholders may present proposals that are proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, in order to be included in the Company’s proxy statement for the 2021 annual meeting, such proposals must be received by Contura at our principal executive offices no later than February 16, 2021, unless the date of our 2021 annual meeting is changed by more than 30 days from July 15, 2021, in which case the proposal must be received at our principal executive offices a reasonable time before we begin to print and mail our proxy materials.
Bylaw Requirements for Stockholder Submissions of Nominations and Proposals
Pursuant to Contura’s bylaws, stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on our board of directors at an annual meeting or special meeting at which directors are to be elected. Contura’s bylaws require all stockholders who intend to make proposals at an annual stockholders’ meeting or special stockholders’ meeting to provide a written notice, including the information specified in Contura’s bylaws (which information is summarized in the section entitled “Stockholder Director Nominations”), to Roger L. Nicholson, Corporate Secretary, Contura Energy, Inc., 340 Martin Luther King, Jr. Blvd., Bristol, Tennessee 37620 (overnight courier) or P.O. Box 848, Bristol, Tennessee 37621 (U.S. mail), not later than the 90th day prior to the anniversary date of the date on which Contura first mailed its proxy materials for the preceding year’s annual meeting nor earlier than the 120th day prior to the anniversary date of the date on which Contura first mailed its proxy materials for the preceding year’s annual meeting. To be eligible for consideration at the 2021 annual meeting, notices must be received by Contura between February 15, 2021 and March 18, 2021. In the event the date of the 2021 annual meeting is changed by more than 30 days from the anniversary of the date of the Annual Meeting, as set forth in this Proxy Statement, stockholder notice must be received no earlier than the close of business on the 120th day prior to the 2021 annual meeting and not later than the close of business on the date that is the later of the (i) 90th day prior to the 2021 annual meeting or (ii) 10th day following the day on which public announcement of the date of the 2021 annual meeting is first made. However, if the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by Contura naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by our corporate secretary no later than the close of business on the 10th day following the date on which such public announcement is first made by Contura.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires Contura’s directors and executive officers and persons who own more than 10% of a registered class of Contura’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Contura’s equity securities. Contura endeavors to assist reporting persons in making these filings. Based solely on its review of the reports filed with the SEC during 2019, Contura believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2019 were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners, except for: (1) one late Form 4 for each of Mr. Crutchfield, Mr. Eidson, Mr. Kreutzer, Mr. Manno and Kevin Stanley, relating to the withholding of shares in satisfaction of tax obligations on March 7, 2019, (2) one late Form 4 for each of Jill Harrison and Suzan Moore relating to the February 9, 2019 vesting of RSUs and associated withholding of shares in satisfaction of tax obligations, (3) one late Form 4 on behalf of Mr. Crutchfield relating to two option exercises and the associated sale of shares pursuant to a 10b5-1 plan on April 18, 2019, (4) one late Form 4 relating to the sale of shares pursuant to 10b5-1 plans for each of Mr. Eidson and Mr. Kreutzer on March 13, 2019, Mr. Geiger on March 15, 2019 and Mr. Crutchfield on March 21, 2019, and (5) one late Form 4 for Mr. Stetson relating to a July 29, 2019 grant of RSUs. Most of these delinquent filings were the result of the failure of the Company’s third party administrator to provide timely notifications to Contura regarding the occurrence of transactions. Contura subsequently took additional measures to ensure that the administrator provided timely notifications in connection with future transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information as of May 26, 2020, regarding the beneficial ownership of our common stock by:
•	each person who is known by us to own beneficially more than 5% of our common stock;
•	each member of our board of directors and each of our current NEOs; and
•	all members of our board of directors and our executive officers as a group.
The number of shares and percentages of beneficial ownership set forth below are based on 18,299,193 shares of our common stock issued and outstanding as of May 26, 2020.
Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total	Percentage
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10055	2,335,595		2,335,595	12.8%
Davidson Kempner Partners(4) 520 Madison Avenue, 30th Floor, New York, NY 10022	1,803,285		1,803,285	9.9%
Whitebox Advisors LLC(5) 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416	1,651,244	3,794	1,655,038	9.1%
Highbridge Capital Management(6) 277 Park Avenue, 23rd Floor, New York, NY 10172	1,490,000	82,719	1,572,719	8.6%
Morgan Stanley(7) 1585 Broadway New York, NY 10036	1,325,022		1,325,022	7.3%
The Vanguard Group(8) 100 Vanguard Blvd., Malvern, PA 19355	1,219,206		1,219,206	6.7%
David J. Stetson	258,387		258,387	1.4%
C. Andrew Eidson(9)	43,958	13,479	57,437	*
Jason E. Whitehead	33,638		33,638	*
Roger L. Nicholson	23,552		23,552	*
Daniel J. Geiger	17,971		17,971	*
Albert E. Ferrara, Jr.(10)	5,439	10,913	16,352	*
John E. Lushefski	14,640		14,640	*
Scott D. Vogel	36,611		36,611	*
Emily S. Medine(11)	3,665	2,208	5,873	*
All Executive Officers and Directors as a Group (9 persons)	437,861	26,600	464,461	2.7%
*	Less than 1% of shares outstanding
(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Under the regulations of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. The numbers in this column include shares of common stock issuable pursuant to options exercisable as of or within 60 days of May 26, 2020, shares of common stock issuable pursuant to RSUs which may be acquired within 60 days of May 26, 2020 and Contura Series A Warrants, each of which carries the right to purchase one share of Contura common stock.

(3)	The information for Blackrock, Inc. (“Blackrock”) is based solely on the Schedule 13G/A filed by Blackrock with the SEC on February 4, 2020.
(4)	The information for Davidson Kempner Partners (“DK”) is based solely on information furnished in the Schedule 13G/A filed by DK with the SEC on February 13, 2020.
(5)	The information for Whitebox Advisors LLC (“Whitebox”) is based solely on information furnished in the Schedule 13G/A filed by Whitebox with the SEC on February 14, 2020.
(6)	The information for Highbridge Capital Management (“Highbridge”) is based solely on information furnished in the Schedule 13G/A filed by Highbridge with the SEC on February 13, 2020.
(7)	The information for Morgan Stanley is based solely on information furnished in the Schedule 13G/A filed by Morgan Stanley with the SEC on February 12, 2020.
(8)	The information for The Vanguard Group (“Vanguard”) is based solely on information furnished in the Schedule 13G/A filed by Vanguard with the SEC on February 12, 2020.
(9)	Includes 13,479 shares of common stock issuable pursuant to options exercisable as of or within 60 days of May 26, 2020.
(10)	Includes 10,913 shares of common stock underlying RSUs that have vested, but have been deferred until separation from service.
(11)	Includes 2,208 shares of common stock underlying RSUs that have vested, but have been deferred until separation from service.

PROPOSALS
PROPOSAL 1 — ELECTION OF DIRECTORS
The board of directors consists of six directors, elected annually with terms expiring as of the Annual Meeting. The board has nominated the following persons, each of whom currently serves as a director of Contura, to stand for election at the Annual Meeting for an additional one-year term.
Albert E. Ferrara, Jr.	Daniel J. Geiger	John E. Lushefski
Emily S. Medine	David J. Stetson	Scott D. Vogel
Biographical information regarding each of these nominees appears in the section entitled “Our Directors”. Each nominee has indicated his or her willingness to serve, but if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may decide to reduce the size and number of directors serving on the board.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH DIRECTOR NOMINEE NAMED ABOVE
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The second proposal item to be voted on is to ratify the appointment of RSM US LLP (“RSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
The audit committee appointed RSM as Contura’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The board of directors has directed that such appointment be submitted to Contura’s stockholders for further ratification at the Annual Meeting.
Stockholder ratification of the appointment of RSM as Contura’s independent registered public accounting firm is not required. The board of directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain RSM. Further, whatever the outcome of the ratification vote, the audit committee retains the authority to select a different independent registered public accounting firm at any time if it determines that it is in the Company’s best interest to do so.
Representatives of RSM are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

Former Independent Registered Public Accounting Firm and Fees
The following table presents fees billed for professional audit services rendered by Contura’s former independent registered public accounting firm, KPMG, for the audit of Contura’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, and fees for other services rendered by KPMG during those periods.
	Fiscal 2019	Fiscal 2018
	(In thousands)	(In thousands)
Audit fees(1)	3,968	$2,588
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	3,968	$2,588
(1)
For fiscal years 2019 and 2018, includes KPMG fees for audit services relating to the annual audit of the Company’s consolidated financial statements, quarterly reviews, services that are normally provided by the accountants in connection with regulatory filings, and accounting consultations. Also includes reimbursement of out of pocket expenses of $0.3 million in 2019 and $0.2 million in 2018.

Policy for Approval of Audit and Permitted Non-Audit Services
Our audit committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. Our audit committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by our audit committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our chairman of the audit committee or our audit committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication. If the estimated fees for non-audit services are $100,000 or less, management must contact our chairman of the audit committee to obtain his approval. If such fees are in excess of $100,000, management must seek the approval of the entire audit committee. In 2019, all professional fees provided by Contura’s former independent registered public accounting firm, KPMG, were pre-approved in accordance with the Company’s pre-approval policies then in place.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF RSM AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

PROPOSAL 3 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION
The third proposal to be voted on is an advisory vote to approve the compensation of the Company’s NEOs. Pursuant to Section 14A of the Exchange Act, Contura is required to provide its stockholders with the opportunity to cast an advisory, non-binding vote on compensation paid to our NEOs, as disclosed pursuant to Item 402 of Regulation S-K.
At the 2019 annual meeting, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our NEOs. At that meeting, the board of directors recommended that the Company hold, going forward, an annual vote on executive compensation on an advisory, non-binding basis. Stockholders agreed with the board’s recommendation at the meeting, and consistent with this preference, the board of directors determined that we would conduct such a vote on an annual basis. Also at our 2019 annual meeting, approximately 93% of the votes cast were in favor of our say-on-pay proposal with respect to 2018 NEO compensation.
As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, Contura strives to recruit individuals who will support the Company’s mission, vision, and values. To accomplish this goal, our compensation committee developed the following primary objectives of our executive compensation program — to attract and retain top talent, drive the achievement of short- and long-term objectives, link pay with performance, align managements’ interests with our stockholders’ interests, and to be competitive in the markets in which Contura competes for talent.
The compensation committee regularly reviews the compensation programs for our NEOs to ensure they achieve the goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. The “Compensation Discussion and Analysis” section of this Proxy Statement describes Contura’s executive compensation program and the decisions made by the compensation committee in 2019 in more detail. Please read the “Compensation Discussion and Analysis” section for additional details about our executive compensation programs, including information about the fiscal year 2019 compensation paid to our NEOs.
As described in “Compensation Discussion and Analysis,” related tables and narrative sections in this Proxy Statement, more than a majority of our executive compensation program is ‘at risk’ and based on the achievement of Company business goals established generally at the time our board approves the upcoming year’s annual corporate budget. See, particularly, the section entitled “Pay Mix”.
We are asking our stockholders to indicate their support for the compensation paid to our NEOs as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the compensation paid to our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our NEOs and the philosophy, policies and practices described in this Proxy Statement.
As an advisory vote, your vote will not be binding on the Company or the board. However, our board and our compensation committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
Accordingly, we ask our stockholders to vote “FOR”, on an advisory, non-binding basis, the compensation paid to our NEOs by adopting the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Your vote is very important, and we urge you to vote by one of the following ways:
•	via the internet,
•	by telephone, or
•	if you received printed materials, by marking, signing, dating and promptly returning your proxy card by mail.
Any proxy that you provide may be revoked at any time before your shares are voted at the Annual Meeting.
By Order of the Board of Directors

Roger L. Nicholson
Executive Vice President, General Counsel and Secretary
June 12, 2020
Bristol, Tennessee

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CTRA2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D19336-P41974

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONTURA ENERGY, INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of six director nominees, each of whom has been nominated by our board of directors to serve for a term of one year.

Nominees:	**For**	**Withhold**
1a. Albert E. Ferrara, Jr.	☐	☐
1b. Daniel J. Geiger	☐	☐
1c. John E. Lushefski	☐	☐
1d. Emily S. Medine	☐	☐
1e. David J. Stetson	☐	☐
1f. Scott D. Vogel	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D19337-P41974

CONTURA ENERGY, INC.
Annual Meeting of Stockholders
July 15, 2020 10:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David J. Stetson, Roger L. Nicholson and William L. Phillips III, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CONTURA ENERGY, INC. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held at 10:00 AM, EDT on July 15, 2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side